UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
HEALTH CATALYST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
April 27, 2023
Dear Health Catalyst Stockholder:
I am pleased to invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Health Catalyst, Inc. (“Health Catalyst”) to be held on June 14, 2023 at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time). The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions at www.virtualshareholdermeeting.com/HCAT2023.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2023 Annual Meeting of Stockholders and Proxy Statement. You are entitled to vote at our Annual Meeting and any adjournments, continuations or postponements of our Annual Meeting only if you were a stockholder as of the close of business on April 17, 2023.
Thank you for your ongoing support of and continued interest in Health Catalyst.

Sincerely,

Daniel Burton
Chief Executive Officer and Director
YOUR VOTE IS IMPORTANT
Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders in this manner. We believe this process will facilitate the accelerated delivery of proxy materials, save costs, and reduce the environmental impact of our Annual Meeting. On or about April 27, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2023 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2022 Annual Report on Form 10-K (“2022 Annual Report”). The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2022 Annual Report can be accessed directly at the Internet address www.voteproxy.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.
Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

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Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2023
Notice is hereby given that Health Catalyst, Inc. will hold its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on June 14, 2023 at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time) via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/HCAT2023. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

•	To elect two Class I directors, Anita V. Pramoda and S. Dawn Smith, to hold office until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	To vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal Two, and “FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as described in Proposal Three.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our 2023 Annual Meeting of Stockholders (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies. On or about April 27, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our 2022 Annual Report on Form 10-K (“2022 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our Proxy Statement and our 2022 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials.
Only stockholders of record at the close of business on April 17, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.

Daniel Burton
Chief Executive Officer and Director
South Jordan, Utah
April 27, 2023
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HEALTH CATALYST, INC.
2023 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

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Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2023
GENERAL INFORMATION
Our board of directors (“board”) solicits your proxy on our behalf for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation, or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2023 Annual Meeting of Stockholders (this “Proxy Statement”) and the accompanying Notice of 2023 Annual Meeting of Stockholders. The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet on June 14, 2023 at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time). On or about April 27, 2023, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2022 Annual Report on Form 10-K (“2022 Annual Report”), and how to vote. If you held shares of our common stock on April 17, 2023 you are invited to attend the meeting at www.virtualshareholdermeeting.com/HCAT2023 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement the terms “Health Catalyst,” “the company,” “we,” “us,” and “our” refer to Health Catalyst, Inc. and its subsidiaries. The mailing address of our principal executive offices is Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, Utah 84095.

What matters are being voted on at the Annual Meeting?
You will be voting on:

•The election of two Class I directors, Anita V. Pramoda and S. Dawn Smith, to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;

•A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•A proposal to conduct a vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers; and

•Any other business as may properly come before the Annual Meeting.

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How does the board of directors recommend that I vote on these proposals?
Our board recommends a vote:

•“FOR” the election of Anita V. Pramoda and S. Dawn Smith as Class I directors;

•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

• “FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Who is entitled to vote?
Holders of our common stock as of April 17, 2023, the record date for our Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 56,259,662 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?
We will be holding our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/HCAT2023. The webcast will start at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time) on June 14, 2023. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

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How many votes are needed for the approval of each proposal?
Proposal One. The election of directors requires a plurality of the votes properly cast to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a vote to “Withhold” or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

Proposal Two. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the votes properly cast for and against the proposal to be approved. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. We do not expect any broker non-votes on this proposal.

Proposal Three. The approval of the compensation of our named executive officers on a non-binding, advisory basis requires the affirmative vote of a majority of the votes properly cast for and against the proposal. Since this proposal is an advisory vote, the result will not be binding on our board, our compensation committee, or us. Our board and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum requirement?	A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws (“bylaws”) and Delaware law. The presence, in person or by proxy, of a majority of the issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:

1.by Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 13, 2023 (have your Notice or proxy card in hand when you visit the website);

2.by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 13, 2023 (have your Notice or proxy card in hand when you call);

3.by completing and mailing your proxy card (if you received printed proxy materials); or

4.by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/HCAT2023.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 13, 2023. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting. If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote by Internet, telephone, or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks, or other nominees.

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Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•notifying our Corporate Secretary, in writing, at Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, UT 84095 before the vote is counted;

•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 13, 2023 (your latest telephone or Internet proxy is the one that will be counted); or

•attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke a previously submitted proxy unless you specifically request it.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank, or other nominee.

What is the effect of giving a proxy?	Proxies are solicited by and on behalf of our board. Daniel Burton, Bryan Hunt, and Benjamin Landry have been designated as proxy holders by our board. When proxies are properly granted, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, continued, or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of votes withheld from any nominee, abstentions, and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “Withhold” have no effect on the election of directors. Abstentions will not be counted as “votes cast” and will have no effect on the vote for the following proposals: (i) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and (ii) the advisory, non-binding approval of the compensation of our named executive officers.

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Absent direction from you, your broker will not have discretion to vote on any other proposals, which are “non-routine” matters.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2022 Annual Report, primarily via the Internet. On or about April 27, 2023, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and 2022 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?	We will announce preliminary results at the Annual Meeting. We will also disclose final results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

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How are proxies solicited for the Annual Meeting?	Our board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. If you would like to change your householding election, request that a single copy of the proxy materials be set to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you hold your shares in street name please contact you broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Health Catalyst, Inc.
Attention: Corporate Secretary
10897 South River Front Parkway #300
South Jordan, UT 84095

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to meeting Annual Meeting of Stockholders, (ii) otherwise properly brought before such Annual Meeting of Stockholders by or at the direction of our board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•  not earlier than February 15, 2024; and

•  not later than the close of business on March 16, 2024.

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In the event we hold the 2024 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not later than the close of business on the later of (i) the 90th day prior to the scheduled date of such Annual Meeting of Stockholders, or (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting of Stockholders is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an Annual Meeting of Stockholders does not appear to present his, her or its proposal at such Annual Meeting of Stockholders, we are not required to present the proposal for a vote at such Annual Meeting of Stockholders.

In connection with the 2024 Annual Meeting, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee (the “nominating committee”). Any such recommendations must include the nominee’s name and qualifications for membership on our board and be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Stockholder Recommendations.”

In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders. To nominate a director, a stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s universal proxy rules, stockholders who wish to solicit proxies in support of director nominees other than our proposed nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2024.

Availability of Bylaws

A copy of our bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2024 annual meeting of stockholders and the term of the Class III directors expires at the 2025 annual meeting of stockholders. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.
Nominees
Our board has nominated Anita V. Pramoda and S. Dawn Smith as Class I directors to hold office until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class I director and member of our board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board. Our board may fill such vacancy at a later date or reduce the size of our board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes, and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty, and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.
Our corporate governance guidelines also dictate that a majority of our board be comprised of directors whom our board has determined are “independent” directors under the published listing requirements of the Nasdaq Stock Market LLC (the “Nasdaq”).

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Directors
The following table sets forth information regarding our directors as of March 31, 2023:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Employee Directors:
Daniel Burton	II	48	Chief Executive Officer and Director	2011	2024	—

Independent Directors:
Anita V. Pramoda(2)(4)	I	48	Director	2016	2023	2026
S. Dawn Smith(1)(4)	I	59	Director	2020	2023	2026
John A. Kane(1)	II	70	Chair and Director	2016	2024	—
Julie Larson-Green(2)(4)	II	61	Director	2020	2024	—
Duncan Gallagher(1)(3)	III	63	Director	2017	2025	—
Mark B. Templeton(3)(4)	III	70	Director	2020	2025	—

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and corporate governance committee.
(4)	Member of our transactions committee.

In addition, as previously announced, our board has appointed Matthew Kolb, age 41, to be a Class I director, effective July 1, 2023, to serve until the 2026 annual meeting of stockholders and until his respective successors are duly elected and qualified or until his earlier resignation, death or removal.
Information Concerning Director Nominees

Anita V. Pramoda. Ms. Pramoda has served as a member of our board of directors since April 2016. Since 2014, Ms. Pramoda has served as the Chief Executive Officer of Owned Outcomes, Inc., a healthcare software company. Ms. Pramoda also has served as an Executive Advisor to Technology Crossover Ventures, a venture capital and private equity firm, since 2012. Previously, Ms. Pramoda served as the Chief Executive Officer of Ediom LLC, a healthcare analytics company, until its sale to Vizient, Inc. in 2018. She currently serves on the board of Duly Health and Care IL, Press Ganey Associates, Healthedge Software, Inc., and Healthcare Assurance Acquisition Corporation. Previously, Ms. Pramoda served on the board of directors and audit committee of GoHealth, Inc., a public health insurance marketplace company, from 2020 to 2022, Allscripts, Inc., a public healthcare software company, from 2013 to 2016 and the board of the Federal Reserve Bank of San Francisco (Los Angeles Branch) from 2016 to 2021. Ms. Pramoda holds a B.E. from the University of Madras and an M.B.A. from The Wharton School of the University of Pennsylvania.

We believe that Ms. Pramoda is qualified to serve as a member of our board of directors and Chair of the compensation committee based on her experience as a Chief Executive Officer of a healthcare software company, experience serving on public company boards (including audit committees), and her knowledge of the healthcare industry.
S. Dawn Smith. Ms. Smith has served as a member of our board of directors since January 2020. Ms. Smith serves as President and Chief Operating Officer of Cologix, Inc., where she helps drive strategy and execution for the firm’s extensive infrastructure of secure, hyperscale edge data center sites and solutions. Her experience with the management and shepherding of data across multiple industries gives her unique perspective. She previously served in legal advisory roles at Wilson Sonsini Goodrich & Rosati and as a partner at Morrison & Foerster LLP, where she
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practiced for nearly a decade in corporate and securities law, including mergers and acquisitions, public company corporate governance, compliance, and venture capital transactions. She also served as senior vice president, Chief Legal Officer, and Chief Compliance Officer at VMware, Inc., where she led a team of more than 150 team members and was responsible for global legal, compliance, and government relations. She also previously served as executive vice president and Chief Legal Officer at McAfee Corp. Ms. Smith currently serves on the board of directors of the Minority Corporate Counsel Association. Ms. Smith holds a B.S. from the U.S. Naval Academy, a J.D. from Stanford Law School, and an M.B.A. from Providence College.

We believe that Ms. Smith is qualified to serve as a member of our board of directors based on her executive leadership experience, including serving as a Chief Operating Officer, Chief Legal Officer, and Chief Compliance Officer of technology companies, and her knowledge of the technology industry.

Information Concerning Continuing Directors
Daniel Burton. Mr. Burton has served as our Chief Executive Officer since October 2012 and a member of our board of directors since September 2011. Mr. Burton served as our President from September 2011 to October 2012, and as an adviser from January 2011 to September 2011. Prior to that, Mr. Burton co-founded HB Ventures, LLC (“HB Ventures”), a private investment firm. Prior to Health Catalyst and HB Ventures, Mr. Burton led the Corporate Strategy Group at Micron Technology, Inc. He also spent eight years with HP Inc. (“HPQ”) in strategy and marketing management roles. Before joining HPQ he was an associate consultant with the Boston Consulting Group, where he advised healthcare systems and technology companies. Mr. Burton holds a B.S. from Brigham Young University and an M.B.A. from Harvard Business School.

We believe that Mr. Burton is qualified to serve as a member of our board of directors due to his experience as our Chief Executive Officer and his leadership experience in technology and healthcare businesses.
John A. Kane. Mr. Kane has served as a member of our board of directors since February 2016 and was appointed Chair of our board in May 2021. Mr. Kane currently serves as a business consultant for various organizations. Mr. Kane served as the interim Chief Financial Officer of athenahealth, Inc., a public healthcare company during his tenure, from July 2017 to January 2018. Mr. Kane was formerly Senior Vice President - Finance, Chief Financial Officer, and Treasurer of IDX Systems Corporation (IDXC), a leading provider of software, services, and technologies for healthcare provider organizations, from 1984 until the acquisition of IDXC by GE Healthcare in January 2006. Prior to joining IDXC, Mr. Kane was an audit manager at Ernst & Young, LLP, in Boston, Massachusetts.
Mr. Kane also served as a director and chair of the audit committee of Merchants Bancshares, Inc. from 2005 until 2014 and athenahealth, Inc. from 2007 until February 2019. He currently serves on the board of directors of several privately-held companies. Mr. Kane holds a B.S. and M.Acc. from Brigham Young University.

We believe that Mr. Kane is qualified to serve as Chair and a member of our board of directors and Chair of our audit committee due to his background as a member of the board and audit committees of other public and private companies and his leadership experience in technology and healthcare businesses.

Julie Larson-Green. Ms. Larson-Green has served as a member of our board of directors since January 2020. Since September 2021, Ms. Larson-Green has served as Chief Technology Officer of Magic Leap, Inc., a technology company. Between January 2018 and February 2021, Ms. Larson-Green served as the Chief Experience Officer at Qualtrics International Inc. From 1993 to 2017, she served in a variety of executive leadership and product development roles at Microsoft, including leadership in building Microsoft Office, Windows, Internet Explorer, Xbox, and Surface. She has served on the board of directors of View, Inc. since June 2021. Ms. Larson-Green holds a B.A. in business administration and management from Western Washington University and Masters Degree in computer software engineering from Seattle University.

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We believe that Ms. Larson-Green is qualified to serve as a member of our board of directors based on her executive leadership experience, including Chief Experience Officer of a technology company, and her knowledge of the technology industry.

Duncan Gallagher. Mr. Gallagher has served as a member of our board of directors since May 2017. Since March 2017, Mr. Gallagher has served as President of Donegal Advisory Services, LLC, a healthcare consulting company. From August 2009 to January 2017, Mr. Gallagher held various positions at Allina Health, a healthcare services company, including Chief Financial Officer and Chief Administrative Officer. Mr. Gallagher holds a B.S. from the University of South Dakota and an M.B.A. from the University of Minnesota.

We believe that Mr. Gallagher is qualified to serve as a member of our board of directors and Chair of the nominating and corporate governance committee based on his experience as a Chief Financial Officer and director of healthcare services companies and his knowledge of the healthcare industry.

Mark B. Templeton. Mr. Templeton has served as a member of our board of directors since June 2020. Mr. Templeton is the former President and Chief Executive Officer of Citrix Systems, Inc. (“Citrix Systems”) where he shaped the company’s strategy, growth, and execution for over 20 years. After joining Citrix Systems in 1995 as Chief Marketing Officer, he was appointed as Citrix Systems’ President in 1998 and Chief Executive Officer in 2001. From June 2018 to August 2019, Mr. Templeton was Chief Executive Officer and a director of DigitalOcean, Inc., a private cloud computing company. Mr. Templeton has served as a director on the boards of Equifax Inc., Keysight Technologies, Inc., and Adaptive Insights (a Workday Company). He currently serves on the board of directors of several privately-held companies. He holds a B.A. in Product Design from North Carolina State University’s College of Design, and an M.B.A. from the Darden School of Business at the University of Virginia.

We believe that Mr. Templeton is qualified to serve as a member of our board of directors and Chair of the transactions committee based on his executive leadership experience, including serving as a Chief Executive Officer of a public technology company, and his extensive knowledge of the technology industry.

Information Concerning Chosen Director

Matthew Kolb. Mr. Kolb has been chosen to serve as a member of our board of directors effective July 1, 2023. Since September 2019, Mr. Kolb has served as the Executive Vice President and Chief Operating Officer of Carle Health, a nonprofit health system. From July 2014 to September 2019, Mr. Kolb served in a variety of roles at Carle Health, including Chief Administrative Officer. From August 2007 to July 2014, Mr. Kolb held various positions at Allina Health, a healthcare services company, including Vice President of the Neuroscience Institute. Mr. Kolb holds a B.A. from the University of Illinois at Urbana-Champaign, an M.H.A. from the University of Missouri-Columbia, and a J.D. from the University of Missouri-Columbia, School of Law.

We believe that Mr. Kolb is qualified to serve as a member of our board of directors based on his executive leadership experience, including serving as Chief Operating Officer of a health system, and his knowledge of the healthcare industry.

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CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board, which is elected by our stockholders. In carrying out its responsibilities, our board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.
Our board and management team are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules, and the Nasdaq listing standards.
Besides verifying the independence of the members of our board and committees (which is discussed in the section titled “Independence of Our Board of Directors”), at the direction of our board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation, nominating and corporate governance, and transactions committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of conduct that applies to our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers.
In addition, we have adopted a set of corporate governance guidelines. Our nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our board concerning corporate governance matters. A copy of our corporate governance guidelines can be found on our investor relations website at https://ir.healthcatalyst.com/corporate-governance/governance-overview. Our corporate governance guidelines address such matters as:

•	Director Independence - Independent directors must constitute at least a majority of our board;

•	Monitoring Board Effectiveness - Our board must conduct an annual self-evaluation of our board and its committees;

•	Board Access to Independent Advisors - Our board as a whole, and each of its committees separately, have authority to retain independent experts, advisors, or professionals as each deems necessary or appropriate; and

•	Board Committees - All members of the audit, compensation, and nominating and corporate governance committees are independent in accordance with applicable Nasdaq criteria.

All members of our board have the opportunity and are encouraged to attend director education programs to assist them in remaining current with best practices and developments in corporate governance. Additionally, at times, members of management and outside advisors may provide educational presentations to our board on relevant topics.
Meetings of Our Board
Our board held six meetings during our fiscal year ended December 31, 2022 (“fiscal 2022”). Each director attended at least 75% of all meetings of our board and the committees on which he or she served that were held during fiscal 2022. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our board, and all meetings of the committees on which they serve.

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Code of Conduct
Our board has adopted a code of conduct that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of conduct is available on our investor relations website at https://ir.healthcatalyst.com/corporate-governance/governance-overview. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of our code of conduct by posting such information on the website address and location specified above. During fiscal 2022, no waivers were granted from any provision of the code of conduct.
Independence of Our Board
Our common stock is listed on Nasdaq. Under the Nasdaq listing standards, independent directors must constitute a majority of a listed company’s board. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating, and corporate governance committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under Exchange Act and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.
Our board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board has determined that none of our non-employee directors, inclusive of Messrs. Gallagher, Kane, and Templeton and Mses. Larson-Green, Pramoda, and Smith have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the Nasdaq listing standards. In making these determinations, our board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and any of their affiliated funds, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

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Board Diversity and Skills
Our board believes that directors who provide a significant breadth of experience, knowledge and abilities in areas relevant to our business, while also representing a diversity of age, gender, race, sexual orientation and ethnicity, contribute to a well-balanced and effective board. The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors, as of March 31, 2023.

Board Diversity Matrix (as of March 31, 2023)

Board Size:
Total number of directors:	7
Gender:	Female	Male	Non-binary	Prefer to not disclose
Number of directors who identify based upon gender identity:	3	4	—	—
Number of Directors Who Identify in any of the Categories Below:
African American or Black (not of Hispanic or Latinx origin)	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White (not of Hispanic or Latinx origin)	1	4	—	—
Two or more races or ethnicities	1	—	—	—
Prefer not to disclose	—	—	—	—
LGBTQ+	1	—	—	—

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Director Skills Matrix (as of March 31, 2023)
Board Leadership Structure
John A. Kane serves as Chair of our board, presides over meetings of our board, and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our board. Our board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to running the company. The position of Chair of our board is also a significant commitment that includes providing advice to and independent oversight of management. Our board believes at this time that its oversight function is enhanced when an independent director, serving as Chair of our board, is in a position to set the agenda for, and preside over, meetings of our board. We also believe that our current leadership structure enhances the active participation of our independent directors.

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Our Board’s Role in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. We have designed and implemented processes to manage risk in our operations. Our management team is responsible for the day-to-day management of risks the company faces, while our board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed.
Our board believes that open communication between our management team and our board is essential for effective risk management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board, as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the company.
While our board is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, cybersecurity and data security, legal and regulatory compliance, and liquidity risk, and discusses with our management team and Ernst & Young LLP guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps our management team has taken to monitor and control these exposures. Our nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with our board’s organization, membership and structure, and corporate governance, as well as our ESG program and reporting. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. On an as-needed basis, our transactions committee advises and oversees management of risks associated with significant merger and acquisition transactions and other notable transactions. Finally, our full board reviews strategic and operational risk in the context of reports from our management team and receives reports on all significant committee activities at each regular meeting.
Risks Related to Compensation Policies and Practices
As part of its oversight function, our board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our compensation committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.
Committees of Our Board
Our board has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a transactions committee. The composition and responsibilities of each of the committees of our board is described below. Members serve on these committees until their resignation or until as otherwise determined by our board. Each of the audit, compensation, nominating and corporate governance, and transactions committees operates pursuant to a separate written charter adopted by our board that is available to stockholders at https://ir.healthcatalyst.com/corporate-governance/governance-overview/.
Audit Committee
Our audit committee consists of Messrs. Kane and Gallagher and Ms. Smith, with Mr. Kane serving as Chair. The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the Nasdaq listing standards. In addition, our board has determined that Mr. Kane is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee, among other things:
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•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with our management team and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews proposed related party transactions;

•	obtains and reviews a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and

•	reviews cybersecurity risk.

Our audit committee annually reviews the independent registered public accounting firm’s performance and independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our audit committee held four meetings during fiscal 2022.
Compensation Committee
Our compensation committee consists of Mses. Pramoda and Larson-Green, with Ms. Pramoda serving as Chair. The composition of our compensation committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves, and determines, or makes recommendations to our board regarding, the compensation of our executive officers;

•	administers our equity incentive plans;

•	reviews and approves, or make recommendations to our board regarding, incentive compensation and equity plans; and

•	establishes and reviews general policies relating to the compensation and benefits offered to our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our compensation committee held four meetings during fiscal 2022.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.
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Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Gallagher and Templeton, with Mr. Gallagher serving as Chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, and selects, or makes recommendations to our board regarding, nominees for election to our board and its committees;

•	evaluates the performance of our board and of its committees;

•	oversees director education and training;

•	considers and makes recommendations to our board regarding the composition of our board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting;

•	reviews with management the impact of our business operations and business practices with respect to issues such as environment, diversity and inclusion, corporate citizenship, and community involvement; and

•	develops and makes recommendations to our board regarding corporate governance guidelines.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of Nasdaq. Our nominating and corporate governance committee held four meetings during fiscal 2022.

Transactions Committee

Our transactions committee consists of Mr. Templeton and Mses. Pramoda, Larson-Green, and Smith, with Mr. Templeton serving as Chair. Our transactions committee, among other things:

•	reviews acquisition strategies with management and, in conjunction with management, investigates acquisition candidates, including analyses of product and service offerings, and how acquisitions may enhance or complement existing offerings;

•	reviews capital raise strategies with management and, in conjunction with management, explores capital raises on behalf of the company;

•	reviews the market landscape, including companies of interest in adjacent and overlapping markets;

•	accesses our corporate development, finance, growth, and other executives, as necessary, to carry out its responsibilities; and

•	recommends acquisition and capital raise strategies and acquisition candidates to the board, as appropriate.

Our transactions committee operates under a written charter and held four meetings during fiscal 2022.

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Identifying and Evaluating Director Nominees
Our board has delegated to our nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. Our nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that our nominating and corporate governance committee deems to be appropriate in the evaluation process. Our nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating and corporate governance committee recommends candidates for our board’s approval as director nominees for election to our board.
Minimum Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of our business and industry, and other commitments.
Nominees must also have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to our success. Nominees must also have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities that are required of a director. Nominees must have sufficient time available in the judgment of our nominating and corporate governance committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend, and participate in all meetings of our board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection.
Corporate Social Responsibility

We are committed to improving the lives of our team members, clients, stockholders, partners, and the communities in which we live and work. We believe we generate value for all of these stakeholders by focusing on corporate social responsibility and conducting our business in an ethical, transparent, and accountable manner. For more information on our commitment to corporate social responsibility, please refer to our ESG scorecard available at: https://ir.healthcatalyst.com/esg/overview.
Stockholder Recommendations
Stockholders may submit recommendations for director candidates to our nominating and corporate governance committee by sending the individual’s name and qualifications to our Corporate Secretary at Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, UT 84095, who will forward all recommendations to our nominating and corporate governance committee. Any such recommendations should include the information required by our bylaws. Our nominating and corporate governance committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or members of our management team.
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Stockholder Communications
Our board provides to every stockholder the ability to communicate with our board, as a whole, and with individual directors on our board through an established process for stockholder communication. For a stockholder communication directed to our board as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or expedited delivery service to the address listed below or by email to Secretary@healthcatalyst.com:
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
Attn: Secretary, General Counsel
For a stockholder communication directed to an individual director in his or her capacity as a member of our board, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or expedited delivery service to the address listed below or by email to Secretary@healthcatalyst.com:
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
Attn: [Name of Director]; Secretary, General Counsel
If sent by email, the communication should specify “Attn. [Name of Director]” in the subject line.
Our General Counsel, in consultation with appropriate members of our board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board, or if none is specified, to the Chair of our board. The General Counsel will generally not forward communications if they are deemed inappropriate, consist of individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to securityholders or other constituencies of the company, solicitations, advertisements, surveys, “junk” mail, or mass mailings.

Non-Employee Director Compensation

During the fiscal year ended December 31, 2022, we provided compensation to our non-employee directors, in the form of cash retainers and equity awards as set forth below, with cash retainers prorated for partial years of service:

Annual Retainer for Board Membership
Annual service on the board of directors	$45,000
Additional retainer for annual service as non-executive Chair of the board(1)	45,000
Additional Annual Retainer for Committee Membership
Annual service as chair of the audit committee(2)	22,500
Annual service as member of the audit committee (other than chair)	10,000
Annual service as chair of the compensation committee(3)	15,000
Annual service as member of the compensation committee (other than chair)(4)	7,500
Annual service as chair of the nominating and corporate governance committee	10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	5,000
Annual service as chair of the transactions committee	10,000
Annual service as member of the transactions committee (other than chair)	5,000
_______________________________
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(1)	The annual retainer for service as non-executive Chair of the board increased from $30,000 to $45,000 effective April 1, 2022.

(2)	The annual retainer for service as chair of the audit committee increased from $20,000 to $22,500 effective April 1, 2022.

(3)	The annual retainer for service as chair of the compensation committee increased from $12,500 to $15,000 effective April 1, 2022.

(4)	The annual retainer for service as a member of the compensation committee increased from $5,000 to $7,500 effective April 1, 2022.

Our policy provides that, upon initial election to our board of directors, each new non-employee director will be granted a one-time grant of restricted stock units (“RSUs”) having a fair market value of $225,000 (the “Initial Grant”). The Initial Grant will vest in three equal annual installments over three years, subject to the applicable director’s continued service through the applicable vesting date. Furthermore, on the date of each of our annual meeting of stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of RSUs having a fair market value of $170,000 (the “Annual Grant”). The Annual Grant will vest in full on the earlier of the one-year anniversary of the grant date or on the date of our next annual meeting of stockholders, subject to the applicable director’s continued service through the applicable vesting date. The Initial Grant and Annual Grant are subject to full accelerated vesting upon a Sale Event (as defined in our 2019 Stock Option and Incentive Plan (the “2019 Plan”)).

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $500,000 in any other year. We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof. Employee directors will receive no additional compensation for their service as a director.

The following table presents the outstanding options and RSUs held as of December 31, 2022 and the total compensation for each person who served as a non-employee director during the fiscal 2022. Other than as set forth in the table below, we did not pay any compensation or make any equity awards to our non-employee directors during fiscal 2022. Mr. Burton, who is our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Burton, as a named executive officer, is presented in the “Executive Compensation — 2022 Summary Compensation Table.”

	Stock Awards Outstanding as of December 31, 2022		Total Director Compensation for fiscal year ended December 31, 2022
Name	Options	RSUs	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Duncan Gallagher	62,500	11,677	65,000	141,992	206,992
John A. Kane	5,209	11,677	105,575	141,992	247,567
Julie Larson-Green	—	11,677	56,250	141,992	198,242
Anita V. Pramoda	—	11,677	63,750	141,992	205,742
S. Dawn Smith	—	11,677	60,000	141,992	201,992
Mark B. Templeton	—	18,211	60,000	141,992	201,992
_________________

(1)	The amounts reported represent the aggregate grant date fair value of the restricted stock units awarded to the non-employee directors in the fiscal year ended December 31, 2022, calculated in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification (ASC), Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the non-employee directors upon any settlement of RSUs or any sale of the underlying shares of common stock.
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PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2023, and we are asking you and other stockholders to ratify this appointment. During fiscal 2022, Ernst & Young LLP served as our independent registered public accounting firm.
Although ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise, our board is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast for and against the proposal is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, our audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.
We expect a representative of Ernst & Young LLP will attend the Annual Meeting. That individual will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2022.
Audit Fees
The following table sets forth the fees billed or to be billed by Ernst & Young LLP and its affiliates for professional services rendered with respect to the fiscal years ended December 31, 2022 and 2021, inclusive of out-of-pocket expenses. All of these services were approved by our audit committee.

Fee Category	2022	2021
Audit Fees(1)	$1,559,677	$1,613,686
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	932	4,420
Total Fees	$1,560,609	$1,618,106

(1)	Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, and accounting consultations billed as audit services. This category also includes fees for services incurred in connection with our secondary public offering during the third quarter of 2021.

(2)	All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Health Catalyst specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit committee of the board of directors. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Health Catalyst, and the board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq.
The audit committee’s general role is to assist the board of directors in monitoring the company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.
The audit committee has reviewed the company’s consolidated financial statements for its fiscal year ended December 31, 2022 and met with its management team, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements and management’s assessment and Ernst & Young’s evaluation of the effectiveness of the company’s internal control over financial reporting as of December 31, 2022. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Ernst & Young LLP its independence.
Based on these discussions, the financial statement review, and other matters it deemed relevant, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements for its fiscal year ended December 31, 2022 be included in its 2022 Annual Report on Form 10-K.

The Audit Committee

John A. Kane (Chair)
Duncan Gallagher
S. Dawn Smith

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PROPOSAL THREE:
ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers for fiscal 2022 as disclosed in this Proxy Statement. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Many of the compensation opportunities provided to our named executive officers are significantly dependent on our financial performance, the performance of our stock, and the named executive officer’s individual performance, which are intended to drive creation of sustainable stockholder value. We intend to continue to emphasize what we believe to be responsible compensation arrangements that attract and retain high-caliber executive officers and motivate strong performance to achieve our short- and long-term business strategies and objectives. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for information about our executive compensation program, including details of the fiscal 2022 compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Our board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.

Accordingly, in accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote “FOR” the following non-binding resolution:

RESOLVED, that the stockholders hereby approve, on an advisory, non-binding basis, the compensation paid to Health Catalyst’s named executive officers, as disclosed in the company’s proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory, non-binding proposal requires the affirmative vote of a majority of the votes properly cast for and against the proposal. Abstentions will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. Broker non-votes have no effect on the outcome of this proposal.

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, and will consider the outcome of this vote when making future executive compensation decisions.

Recommendation of the Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
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EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of March 31, 2023:

Name	Age	Position(s)
Daniel Burton	48	Chief Executive Officer and Director
Bryan Hunt	36	Chief Financial Officer
Paul Horstmeier	62	Chief Operating Officer
Kevin Freeman	50	Chief Commercial Officer
Daniel Orenstein	53	General Counsel
Linda Llewelyn	56	Chief People Officer
Jason Alger	39	Chief Accounting Officer

Additionally, as previously disclosed, Mr. Horstmeier stepped down as our Chief Operating Officer, effective as of March 31, 2023, due to being called by the leadership of the Church of Jesus Christ of Latter-Day Saints to serve for three years as Mission President, Anne Marie Bickmore, age 60, assumed the role of Chief Operating Officer, effective April 3, 2023. Ms. Bickmore has served as our Chief Product Officer since March 2021. In connection with Mr. Orenstein stepping down as General Counsel and Corproate Secretary as of April 30, 2023, Benjamin Landry, age 41, will assume the role of General Counsel and Corporate Secretary, effective May 1, 2023.

Information Concerning Executive Officers
In addition to Mr. Daniel Burton, who serves as a director, our executive officers as of March 31, 2023 consisted of the following:
Bryan Hunt. Mr. Hunt has served as our Chief Financial Officer since January 2021. Previously, Mr. Hunt served as our Senior Vice President of Financial Planning and Analysis since 2019. Mr. Hunt has served in a variety of leadership roles in our finance function and in our internal analytics function since joining us in April 2014. Prior to that, Mr. Hunt served as an investment banker at Deloitte Corporate Finance and Moelis & Company. Mr. Hunt holds a B.S. from Brigham Young University.
Paul Horstmeier. Mr. Horstmeier served as our Chief Operating Officer from October 2018 to March 2023. From October 2011 to October 2018, Mr. Horstmeier held other various roles with us, including Chief Operating Officer – Technology Business, and Senior Vice President – Marketing. Prior to that, Mr. Horstmeier was a co-founder of HB Ventures, LLC, a private investment firm. Mr. Horstmeier holds a B.S. and M.B.A. from Brigham Young University. Mr. Horstmeier stepped down from his position as Chief Operating Officer, effective March 31, 2023, due to being called by the leadership of the Church of Jesus Christ of Latter-Day Saints to serve for three years as Mission President. After stepping down, Mr. Horstmeier has and is expected to continue to serve the company as a Senior Advisor.
Kevin Freeman. Mr. Freeman has served as our Chief Commercial Officer since January 2023. Previously, Mr. Freeman served as our Chief Growth Officer from September 2022 to January 2023, our Chief Revenue Officer from March 2021 to September 2022, and our Vitalware Chief Revenue Officer from September 2020 to March 2021. Prior to that, Mr. Freeman served as the Chief Revenue Officer of Vitalware, LLC from March 2015 to August 2020. Kevin holds a B.A. in Sociology from the University of Texas at Arlington.
Daniel Orenstein. Mr. Orenstein has served as our General Counsel since January 2016. From 2008 to September 2015, Mr. Orenstein served as General Counsel at athenahealth, Inc., a public healthcare company. Mr. Orenstein holds a B.A. from Columbia University and a J.D. from Georgetown University Law Center. As previously disclosed, Mr. Orenstein will be stepping down from his position as General Counsel and Corporate Secretary effective April 30, 2023.
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Linda Llewelyn. Ms. Llewelyn has served as our Chief People Officer since February 2018. From August 2015 to February 2018, Ms. Llewelyn served as our Vice President - Human Resources. Prior to that, Ms. Llewelyn served as a Human Resources Director from January 2014 to August 2015 and as a Human Resources Manager from June 2013 to January 2014. Ms. Llewelyn holds a B.S. from the University of Utah.
Jason Alger. Mr. Alger has served as our Chief Accounting Officer since January 2021. Mr. Alger has also served as our Senior Vice President of Finance from September 2017 to December 2020, and as Controller from April 2013 to September 2017. Prior to that, Mr. Alger served in the assurance practice of Ernst & Young LLP. Mr. Alger is a certified public accountant and holds a M.Acc. from Brigham Young University.
Anne Marie Bickmore. Ms. Bickmore has served as our Chief Operating Officer since April 3, 2023 and our Chief Product Officer since March 2021. Ms. Bickmore also served as our Senior Vice President of Company Operations from July 2019 to March 2021, and previously served in a variety of leadership roles in our product function since joining us in December 2012. Prior to that, Ms. Bickmore served as the lead Project Manager at Lantana Consulting from August 2011 to December 2012, as Director of Informatics at the Swedish American Hospital Rockford, IL from June 2010 to August 2011, and in multiple leadership roles at Intermountain Healthcare from April 1999 to May 2011. Ms. Bickmore holds a B.S in Nursing and a B.A. in Psychology from the University of Utah.

Benjamin Landry. Mr. Landry will serve as our General Counsel and Corporate Secretary effective May 1, 2023. Mr. Landry has served as our Assistant General Counsel since July 2019. From April 2015 to July 2019, Mr. Landry served in a variety of legal roles at athenahealth, Inc., including as Associate General Counsel. Prior to that, Mr. Landry was an associate at Nixon Peabody LLP from February 2011 to April 2015. Mr. Landry holds a B.A. in English from Boston College and a J.D. from Northeastern University School of Law.
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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The following Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal 2022 regarding the compensation for:

•	Daniel Burton, our Chief Executive Officer;

•	Bryan Hunt, our Chief Financial Officer;

•	Patrick Nelli, our former President(1);

•	Paul Horstmeier, our former Chief Operating Officer(2);

•	Kevin Freeman, our Chief Commercial Officer(3); and

•	Daniel Orenstein, our General Counsel(4).

(1)
Mr. Nelli and the company mutually agreed that he would step down as President effective September 30, 2022. After stepping down, Mr. Nelli continued to be employed by the company as a Senior Advisor until December 31, 2022 at which point he and the company finalized his separation agreement.

(2)	Mr. Horstmeier stepped down from his position as our Chief Operating Officer, effective March 31, 2023, due to being called by the leadership of the Church of Jesus Christ of Latter-Day Saints to serve for three years as Mission President.
(3)	Mr. Freeman was appointed as our Chief Growth Officer on September 7, 2022 and then our Chief Commercial Officer on January 9, 2023. Prior to being appointed as Chief Growth Officer, he served as our Chief Revenue Officer.
(4)	Mr. Orenstein will be stepping down as General Counsel effective April 30, 2023. After stepping down, Mr. Orenstein is expected to continue to be employed by the company as a Senior Advisor in order to enable a smooth transition of his prior responsibilities. We anticipate Benjamin Landry will succeed Mr. Orenstein, effective May 1, 2023.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the named executive officers (“NEOs”).

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our named executive officers during fiscal 2022.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.

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Highlights of Fiscal 2022 Corporate Performance

Fiscal 2022 proved to be a more challenging year than anticipated as a result of the inflationary macroeconomic environment and the meaningful financial strain that our health system end market faced, primarily due to significant increases in labor and supply costs without a commensurate increase in revenue, leading to our clients realizing substantial margin pressure. While those factors resulted in challenges related to our bookings performance in the first half of fiscal 2022, our bookings performance rebounded during the second half of fiscal 2022, and, overall, we are encouraged by what we accomplished during the year, especially in light of the continued challenging macro environment. Specific financial highlights of our performance in fiscal 2022 include:

•	Revenue: Total revenue was $276.2 million, an increase of 14% year-over-year. Technology revenue was $176.3 million, an increase of 19% year-over-year.

•
Net Loss: GAAP net loss was $137.4 million, compared to $153.2 million for fiscal 2021. GAAP net loss per share, basic, was $2.56, compared to $3.23 for fiscal 2021. Adjusted net loss was $14.0 million, compared to $21.5 million for fiscal 2021. Adjusted net loss per share was $0.26, compared to $0.45 in fiscal 2021.

•	Adjusted EBITDA: Adjusted EBITDA was $(2.5) million, an improvement of 78% year-over-year.

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted net loss, and Adjusted net loss per share. For an explanation of management’s use of these measures and a reconciliation of each such measure to their most directly comparable measure in accordance with GAAP, please see Appendix A to this Proxy Statement.

Our achievements in fiscal 2022 also included:

•	developing or expanding a number of technology and services solutions focused on near-term return on investment designed specifically to support our healthcare clients facing significant margin pressure, including Tech-enabled Managed Services, our Financial Empowerment technology suite, and components of our Population Health technology suite;

•	maintaining strong team member engagement scores, as measured by Gallup, ranked in the 97th percentile;

•	being recognized by Inc. Magazine as one of the Best Workplaces, by Modern Healthcare as one of the Best Places to Work in Healthcare, by Utah Business Magazine as one of the Best Places to Work For in Utah, and by the Salt Lake Tribune as a Top Workplace;

•	successfully acquiring and beginning the integration process for KPI Ninja, Inc. and ARMUS Corporation;

•	achieving a Dollar-based Retention Rate of 100% for fiscal 2022, compared to 112% for fiscal 2021.

•	increasing our DOS subscription clients to 98 as of December 31, 2022, compared to 90 as of December 31, 2021.

•	removing material annual run rate costs from operating expenses compared to our original 2022 operating plan as part of our restructuring activities such that we outperformed the mid-point of the original Adjusted EBITDA full year guidance provided at the beginning of 2022. This demonstrated continued operating leverage in our business despite lower annual revenue growth for 2022 as compared to our initial guidance for 2022;

•	hosting our ninth annual Healthcare Analytics Summit, welcoming over 1,100 in-person registrants representing more than 266 organizations with attendee satisfaction of 99%; and

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•	entering into the largest revenue expansion contract in our history with Carle Health, inclusive of an all-access technology subscription, plus Tech-enabled Managed Services in the areas of analytics, data management, reporting and abstraction. This five-year contract totals approximately $80.0 million over the initial term of the contract, and is inclusive of an $11.0 million per year expansion, resulting from increased access to additional technology offerings and a significant Tech-enabled Managed Services contract.

Highlights of Fiscal 2022 Executive Compensation Program

Consistent with our performance and compensation objectives for fiscal 2022, our compensation committee took the following key actions relating to the compensation of our named executive officers for fiscal 2022:

Base Salaries – Base salaries for our named executive officers were reviewed in light of salary market data, local market conditions, and company and individual performance, some of which were informed by our engagement of an independent compensation consultant. There were no base salary increases for our named executive officers in fiscal 2022, other than for Mr. Freeman, who received a salary increase in connection with his promotion to Chief Growth Officer in September 2022.

Annual Performance-Based Incentives – In February 2022, our compensation committee approved the 2022 Bonus Plan that retained many of the same characteristics and metrics as the 2021 Bonus Plan, but with certain modifications, including:

•
Up to 60% of the 2022 Bonus Plan target for all team members was payable through the issuance of performance-based restricted stock units (“PRSUs”) and up to 40% of the 2022 Bonus Plan target was payable through cash, based on selected company performance objectives, including an improvement category that consists of the lower of a client satisfaction and team member satisfaction score, the percentage of DOS clients achieving measurable improvements, and the number of measurable improvements for all clients; a growth category that consists of total GAAP revenue, net new DOS subscription client growth, and Dollar-based Retention Rate; and a scale category that consists of our Adjusted EBITDA performance. The grant date fair values of these equity awards are set forth in the “Fiscal 2022 Summary Compensation Table” and the “Fiscal 2022 Grants of Plan-Based Awards Table” below.

•
All eligible team members, excluding the CEO and named executive officers at the time of the 2022 Bonus Plan adoption, 2022 Bonus Plan PRSUs vested (to the extent the applicable metrics were achieved) as of March 1, 2023, subject to the team member’s continued service to us through such date. The 2022 Bonus Plan PRSUs granted to the CEO and NEOs at the time of the 2022 Bonus Plan adoption did not vest due to the GAAP revenue minimum threshold not being met.

•
In order to further align the long-term interests of our named executive officers with our long-term growth strategy and the interests of our stockholders, Mr. Burton and Mr. Nelli were also granted additional executive PRSUs tied to certain metrics and thresholds included in the 2022 Bonus Plan, whereby one quarter of such shares vested (to the extent the applicable metrics were achieved) on March 1, 2023, and the remainder of PRSUs actually achieved will vest in 12 approximately equal quarterly installments thereafter, so long as they remain employed with us through the applicable vesting date. These long-term PRSUs represented a larger portion of their overall target compensation in fiscal 2022 compared to the corresponding targets set for fiscal 2021. However, none of these 2022 executive PRSUs vested due to the GAAP revenue threshold not being met.

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Long-Term Incentive Compensation – We granted long-term incentive compensation in the form of service-based vesting RSUs that may be settled for shares of our common stock to align the long-term incentive opportunities of all of our team members, including our named executive officers, with the interests of our stockholders. In order to further align the long-term interests of our named executive officers with our long-term growth strategy and the interests of our stockholders, Mr. Burton and Mr. Nelli were granted a portion of their compensation in PRSUs with a one-year measurement period that tied to some of the same performance metrics, targets, and thresholds as the 2022 Bonus Plan, but will vest over four years assuming continued service, in addition to the PRSUs granted to Mr. Burton and Mr. Nelli as part of our 2022 Bonus Plan. The grant date fair values of these equity awards are set forth in the “Fiscal 2022 Summary Compensation Table” and the “Fiscal 2022 Grants of Plan-Based Awards Table” below.

Fiscal 2022 Target Compensation Mix – As shown in the graphics below, approximately 94% of the target fiscal 2022 annual compensation for our CEO and, on average, 90% of the target fiscal 2022 annual compensation for the other named executive officers was at risk (i.e., variable) based on our performance, our stock price, or a combination of the two. The percentages for the PRSUs and RSUs below are calculated based on the grant date fair value assuming target achievement of performance measures.

2022 Target Compensation Mix

__________
Annual Cash Bonus in the charts above is calculated based upon target.

Total PRSUs in the charts above includes (i) long-term incentive compensation comprised of PRSUs with a one-year measurement period for fiscal year 2022 and a four-year service-based vesting period, and (ii) annual performance-based incentives comprised of PRSUs that are granted as part of our Annual Bonus Plan with a one-year measurement period for fiscal year 2022 and a one-year service-based vesting period, all as further described below and valued based upon target and share price at the time of grant.

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2022 Actual Compensation Mix

__________
Base salary and cash bonus presented in the charts above are based on the actual amounts paid out for fiscal 2022. The actual non-variable CEO compensation was a lower percentage than the initial target as a result of Mr. Burton voluntarily electing to waive his eligiblity for participation in our 2022 Bonus Plan and reduce his salary to $0 during the period from July 2022 through December 2023, with the aim of leading by example, as part of our 2022 cost reduction initiatives.

Total PRSUs presented in the charts above represent the amounts granted in 2022 that vested based on 2022 performance metrics. As described below, none of the 2022 executive PRSUs vested due to not achieving the minimum threshold for GAAP revenue, as summarized in “Elements of Our Executive Compensation Program” below, with the exception of Mr. Freeman, who was not an executive officer at the time of the 2022 PRSU grant. Therefore, a portion of his annual bonus PRSUs vested that did not have the GAAP revenue minimum threshold, consistent with the treatment of other non-NEO team members.

Results of 2022 Say-on-Pay Vote and Stockholder Engagement

Our board values the opinions of our stockholders and believes an annual advisory, non-binding vote on our named executive officers compensation (“SOP Vote”) provides stockholders with an opportunity to share views on our named executive officers compensation. Last year at our 2022 annual meeting of stockholders (“2022 Annual Meeting”), we held our SOP Vote and received the support of approximately 46% of the votes cast. As a result, we undertook robust stockholder engagement efforts to solicit input regarding our compensation program and compensation-related disclosures. Following our 2022 Annual Meeting, we contacted 30 of our largest stockholders (based upon information available to us as of November 17, 2022) and one additional stockholder, who collectively held approximately 72% of our outstanding shares as of such date. Thirteen stockholders, who included six of our top seven stockholders and collectively held approximately 37% of our outstanding shares, accepted our invitation to share feedback, including, for some meetings, directly sharing feedback with a member of our compensation committee and the Chair of our board. The balance of our stockholders either did not respond to our outreach or confirmed that a discussion was not needed at that time. After listening to our stockholders’ opinions and concerns, we took action to respond to the feedback, as detailed below. We remain open to feedback from our stockholders regarding our compensation program, related disclosures and other matters related to our business.

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Shareholder feedback		Actions Taken
Preference for more limited overlap of performance metrics between our Annual Bonus metrics and LTIP PRSU vesting metrics in a given year.	☑	There are different performance metrics for our 2023 Bonus Plan and 2023 LTIP PRSUs with no overlap of metrics.
Increase percentage of PRSUs that comprise CEO and NEO LTIP.	☑
As further discussed below, our CEO, Mr. Burton, voluntarily declined any 2023 equity grants. We anticipate in 2024 that PRSUs will comprise at least 50% of our CEO’s LTIP. PRSUs comprised 33% of the LTIP for our NEOs as of February 22, 2023.

Increase measurement period of executive LTIP PRSUs to a 2-year or 3-year measurement period.	☑
Our 2023 LTIP PRSUs granted to our executive officers include a 3-year measurement period. As further discussed below, our CEO, Mr. Burton, voluntarily declined any 2023 equity grants. We anticipate in 2024 that our CEO will receive LTIP PRSUs subject to a 3-year measurement period.

Adopt stock ownership guidelines and clawback policy	☑	We adopted stock ownership guidelines and a clawback policy, as further discussed below.
Our stockholders that responded to our outreach did not express any concerns regarding the total amount of our CEO’s compensation or the amount of his base salary, bonus or long-term incentive compensation. Many stockholders appreciated Mr. Burton’s purchase of shares of our common stock in the second half of 2022, valued at approximately $5,000,000 at the time of the purchases, to further align his long-term interest with our stockholders. Additionally, Mr. Burton exercised options to purchase and hold shares of our common stock with an aggregate exercise price of approximately $1,000,000 in fiscal 2022.

Our CEO’s base salary and bonus target for 2022 were both below the 25th percentile, his long-term incentive compensation was below the 50th percentile and his total compensation was below the 50th percentile, all as relative to our peer group for 2022. As described below, Mr. Burton voluntarily reduced his base salary to $0 between July 2022 and December 2023, and waived eligibility to participate in our 2022 Bonus Plan.

Our CEO’s base salary, target bonus, long-term incentive compensation and total compensation for 2023 were well below the 25th percentile, all as relative to our peer group for 2023. As noted above, Mr. Burton will voluntarily not receive any salary or equity grants in 2023 and waived eligibility to participate in our 2023 Bonus Plan.

Looking Ahead - 2023 Compensation Update

In February 2023, our compensation committee approved the 2023 Bonus Plan that will retain some of the same characteristics as the 2022 Bonus Plan, but with important modifications, including:

•	In order to further align the interests of our named executive officers with our long-term growth and interests of our stockholders, each named executive officer as of February 22, 2023, with the exception of Daniel Burton, was granted executive PRSUs with a three-year measurement period that includes performance targets for Total Shareholder Return (TSR) Achievement, Revenue Growth Rate Achievement, and Adjusted EBITDA Margin Achievement, as part of their typical, annual LTIP equity grants. The performance targets are each weighted equally and these PRSUs may vest in an amount up to the amount granted, subject to satisfaction of the performance targets. The number of PRSUs that will vest for the 2023, 2024, and 2025 vesting periods will be calculated as follows: (i) the performance achievement for the applicable vesting period, multiplied by (ii) approximately 33.33% of the PRSUs for each of the 2023, 2024 and 2025 vesting periods, each rounded to the nearest whole share.

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•	Mr. Burton volunteered to reduce his salary to $0 from July 2022 through December 2023, and forego any cash bonus in fiscal 2022 and fiscal 2023 to lead by example as part of our 2022 cost reduction initiatives, and our compensation committee approved the same. Mr. Burton also elected to not receive any additional equity grants during this period. Our compensation committee believes that Mr. Burton’s existing equity ownership position, including his purchase of Health Catalyst shares on the open market in 2022, sufficiently aligns his interests with those of our stockholders, and incentivizes performance and engagement in his role.

•	100% of the 2023 Bonus Plan target for all team members will be paid through cash, based on selected company performance objectives, including an improvement category that consists of the lower of a client satisfaction and team member satisfaction score, the percentage of DOS Subscription Clients achieving measurable improvements, the number of measurable improvements for all clients, and the percentage of projects delivered on time; and a growth category that consists of net new DOS Subscription Client growth, Dollar-based Retention Rate, and annual recurring revenue (“ARR”) + non-recurring revenue (“NRR”) gross bookings. The bonus pool is funded based on Adjusted EBITDA achievement thresholds, and the achievement and payout is capped.

Other recent updates made in 2023 to our executive compensation practices and policies include the following:

•	Our board adopted the Executive Officer and Non-Employee Director Stock Ownership Policy that will require all executive officers, including NEOs, and our non-employee directors to own shares of our common stock, as determined under the policy, that meets certain thresholds, as measured on an annual basis on December 31, beginning December 31, 2027. The CEO, non-employee directors and other executive officers will be required to hold shares with an aggregate value at least equal to: (i) the greater of $1,800,000 or six times the CEO’s base salary, (ii) the greater of $225,000 or five times his or her annual Board cash retainer, and (iii) two times his or her base salary, respectively. Outstanding stock options and PRSUs that have not yet met the performance criteria do not count toward fulfillment of the ownership guidelines.

•	Our board adopted a Compensation Recovery Policy (“clawback policy”) that applies to all of our executive officers. Under the clawback policy and subject to its terms, if our financial statements are required to be restated as a result of the company’s material non-compliance with the financial reporting requirements under U.S. federal securities laws or if the executive officer engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for the restatement, we will seek to recover any overpayment of incentive-based compensation (including cash and equity) received by such executive officers during the three recently completed fiscal years.

We will further comply with any recoupment requirements imposed by applicable laws, rules or regulations, including in connection with the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the recoupment of incentive-based compensation. We will monitor the listing standards adopted by the Nasdaq stock exchange and amend our clawback policy during the required timeframe in compliance with those standards.

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Fiscal 2022 Executive Compensation Policies and Practices
Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2022 compensation policies and practices.

	What we do		What we do not do
☑	Use a pay-for-performance philosophy to align executive compensation with performance	☒	No “single-trigger” cash or equity change in control benefits for executives
☑	Use equity-based compensation, including PRSUs, to generally deliver a majority of the total compensation of our executive officers to further align their interests with those of our stockholders	☒	No tax gross-ups on severance or change in control benefits
☑	Require a threshold level of achievement for payout with respect to each performance measure, including a minimum Adjusted EBITDA threshold, and cap payout of bonus	☒	No guaranteed bonuses or base salary increases
☑	Conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management	☒	No post-termination retirement, pension, or deferred compensation benefits
☑	Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	☒	No excessive perquisites, health, or other benefits, other than those that are generally available to our employees
☑	Conduct an annual review of our executive compensation strategy, competitiveness, and peer group	☒	No strict benchmarking of compensation to a specific percentile of our peer group
☑	Retain an independent compensation consultant who reports directly to our compensation committee	☒	No hedging or pledging of our securities by any employees or directors
Enhancements to Executive Compensation Program for Fiscal 2022

For fiscal 2022, in order to further align their interests with our long-term growth and business strategy, and the interests of our stockholders, Mr. Burton and Mr. Nelli were granted additional executive PRSUs as part of their LTIP that included certain performance measures from our 2022 Bonus Plan, and provided for a vesting schedule whereby one quarter of such shares vested (to the extent the applicable metrics were achieved) on March 1, 2023, and the remainder of PRSUs actually achieved will vest in 12 approximately equal quarterly installments thereafter, so long as they remain employed with us through the applicable vesting date. These long-term PRSUs represent a larger portion of their overall target compensation in fiscal 2022 compared to the corresponding targets set for fiscal 2021 as shown below.

Say-on-Pay Advisory Stockholder Vote on Executive Compensation

At the 2023 Annual Meeting of Stockholders, we will be conducting a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). See Proposal No. 3, above, in this proxy statement for more information.

We value the opinions of our stockholders, and when making compensation decisions for our named executive officers in the future, our board, and our compensation committee intend to consider the outcome of the say-on-pay advisory vote, in addition to other stockholder feedback that may be received throughout the year.
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Executive Compensation Philosophy, Objectives, and Design
Our compensation philosophy is that an executive compensation program should drive and reward performance and further align the compensation of our executive officers with the long-term interests of our stockholders. To support these objectives and deliver strong execution, our compensation programs are designed to:

•	attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

•	effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
For this purpose, we use a mix of compensation elements including base salary, annual bonus (that includes a mix of cash and PRSUs for all team members), long-term equity incentives, and benefits, including potential post-termination severance benefits, to attract, retain, and incentivize our named executive officers. As further discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 in the section titled “The Health Catalyst Flywheel,” our team member engagement, which includes our executive team members, is central to our success and the success of our clients and stockholders. When team members feel connected to our mission and are listened to, cared for, and respected at an extraordinary level, they produce outstanding work, which enables our clients to measurably improve. As clients realize improvements, their trust in us builds, their engagement in our shared work increases, and they choose to renew and expand their relationship with us, while also referring us to key decision-makers at other potential clients. Client renewal, expansion, and referral produce growing, scalable, and predictable financial performance.
In determining the amount of each element of direct compensation awarded to the named executive officers, our compensation committee does not apply any fixed percentage of any one element in relation to the overall compensation package. Rather, our compensation committee looks at the overall compensation package and the relative amount of each element on a stand-alone basis for each individual to determine whether such amounts and mix of elements are consistent with the basic principles and objectives of our overall executive compensation program.
In general, we aim for a significant majority of the compensation opportunity for our named executive officers to be weighted towards equity (most of which vests over three or four years and some that vest based upon specific performance objectives), as opposed to cash compensation. We generally structure our executive compensation program to be weighted towards long-term equity incentives as we continue to transition the compensation of our named executive officers to levels that are more consistent with executive compensation in our compensation peer group, which we also believe correlates with the growth of sustainable long-term value for our stockholders. As discussed above, we implemented a PRSU executive compensation component in 2021 as part of this effort and a significant portion of our 2022 Bonus Plan was comprised of PRSUs for all team members, including our CEO and named executive officers.
We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require. As part of this review process, our compensation committee applies our values and the objectives outlined above.

Compensation Committee Oversight of Executive Compensation Process
Our compensation committee discharges many of the responsibilities of our board relating to the compensation of our executive officers and the non-employee members of our board (described in “Corporate Governance—Non-Employee Director Compensation” above), and regularly reports to our board on its discussions, decisions and other actions.
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Our compensation committee has overall responsibility for overseeing our compensation structure, policies, and programs generally, and for overseeing and evaluating the compensation plans, policies, and practices applicable to our executive officers.
Our compensation committee has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and oversight of our executive compensation program.

Our compensation committee reviews the base salary levels, short-term incentive compensation opportunities, and long-term incentive compensation opportunities of our named executive officers each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Other Compensation Policies—Equity Award Grant Policy” below.

Compensation-Setting Process

Role of the Compensation Committee

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions, and other actions. The compensation committee may establish and delegate its authority to one or more subcommittees consisting of one or more of its members to carry out its responsibilities, but it has not done so to date.

Our compensation committee determines the target total direct compensation opportunities for our executive officers. When making these decisions, the compensation committee reviews the recommendations of our CEO and other data, including input from the independent compensation consultant, compensation survey data, and publicly-available compensation data of our peers. Our compensation committee then exercises its independent judgment to determine the target total direct compensation, and each element of compensation, for each of our executive officers.

Our compensation committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers. Nonetheless, as it continues to adjust the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group, our compensation committee begins its deliberations on cash and equity compensation levels with reference to the 25th, 50th, and 75th percentile levels for cash compensation and target total direct compensation as reflected in competitive market data. For more information, see “Competitive Positioning” below.

When determining the amount and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors, among others:

•	Our performance against the corporate performance objectives established by our compensation committee and our board;

•	our financial performance relative to our compensation peer group;

•	the compensation levels and practices of our compensation peer group;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group; and

•	the performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead his or her function, and ability to work as part of a team.
These items reflect our core values and compensation parity among our individual executive officers and provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
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Role of the CEO

In discharging its responsibilities, our compensation committee works with members of management, including our CEO. Management assists our compensation committee by providing information on corporate and individual performance, competitive market compensation data, and management’s perspective on compensation matters. Our CEO makes compensation recommendations to our compensation committee for each of our executive officers (other than with respect to himself). These recommendations cover each executive officer’s total target direct compensation, consisting of base salary, short-term incentive opportunity, and long-term equity incentives. In making these recommendations, our CEO considers a variety of factors, including our business results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of his duties, whether the executive has achieved his individual goals, and the relative compensation parity among all of our executive officers. Our compensation committee reviews the recommendation of our CEO and other data and then exercises its own independent judgment to determine the target total direct compensation, and each element thereof, for each of our executive officers, including our CEO. While our CEO typically attends meetings of our compensation committee, our compensation committee meets in executive session outside the presence of our CEO when determining his compensation and when discussing certain other matters as well.

Role of the Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from the committee’s annual executive compensation review. For fiscal 2022, our compensation committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), a top global consulting firm, to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Aon was engaged to, among other things:

•	assist in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executive officers;

•	assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair;

•	provide market practices for equity compensation design;

•	develop a compensation risk assessment;

•	coordinate with our management for data collection and job matching for our executive officers; and

•	support other ad hoc matters throughout the year.
Based on its consideration of the factors specified in SEC rules and the Nasdaq listing standards, our compensation committee does not believe that its relationship with Aon and the work of Aon on behalf of our compensation committee and our management team has raised any conflict of interest. Our compensation committee reviews these factors on an annual basis. The compensation committee also evaluated the independence of other outside advisors to the compensation committee, including outside legal counsel, considered the same independence factors, and concluded their work for the compensation committee does not raise any conflicts of interest and concluded Aon is independent.

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Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies.

In December 2021, with the assistance of Aon, our compensation committee reviewed our compensation peer group for fiscal 2022, which was generally developed from publicly-traded companies with three primary characteristics:

•	emphasis on software/consulting companies that may serve healthcare, where possible;

•	market capitalization between $800 million and $8 billion (peer group includes 25th percentile, 50th percentile, and 75th percentile of approximately $1.273 billion, $1.957 billion, and $2.51 billion, respectively for market cap measured in January 2022); and

•	revenue between $150 million and $700 million (peer group includes 25th percentile, 50th percentile, and 75th percentile of approximately $204 million, $275.4 million, and $382 million, respectively, for revenue as measured in January 2022).
Secondarily, we consider other characteristics such as revenue growth, TSR, and whether the companies are comparable in terms of attracting world-class talent. As measured in January 2022, we fell within approximately the 31st, 46th, and 41st percentiles relative to our peer group for fiscal 2021 with respect to revenue, market capitalization, and TSR, respectively. Our compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of our peers. Our compensation committee uses data drawn from the public filings of our compensation peer group to evaluate the competitive market when determining the total direct compensation packages for our executive officers.

At the beginning of fiscal 2022, based on the foregoing, our compensation committee used the following compensation peer group to assist with the determination of compensation for our executive officers:

Fiscal 2022 Compensation Peer Group
Accolade	Everbridge	National Research	Schrodinger	Yext
American Well	Evolent Health	OptimizeRx	Sharecare	Zuora
Certara	Instructure	Phreesia	Vocera Communications
Domo	Model N	Premier	Workiva

Inovalon, Pluralsight, and Talend are no longer included in our peer group as compared to our peer group from fiscal 2021 because they were acquired and/or taken private. Benefitfocus, Tabula Rasa HealthCare, Healthstream, and Upland Software are no longer included in our peer group as compared to our peer group from fiscal 2021 because their market cap and/or revenue growth no longer align with our target ranges for our fiscal 2022 peer group. In addition, we have added American Well, Certara, Everbridge, Instructure, OptimizeRx, Premier, and Sharecare as part of our peer group for fiscal 2022 compensation decisions because each company aligns with our target peer group in terms of industry, revenue growth and market capitalization.

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Elements of Our Executive Compensation Program
Our executive compensation program consists of the following primary components:

Element	Type of Element		Compensation Element	Objective
Base Salary	Fixed	•	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Performance-Based Incentives	Variable	•	PRSU awards that may be earned and settled for shares of our common stock	Designed to motivate our executives to achieve annual business objectives contained in our annual operating plan and provide financial incentives when we meet or exceed these annual objectives
		•	Cash
Long-term Incentive Compensation	Variable	•	RSU awards that may vest and be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating executives to create sustainable long-term stockholder value
		•	PRSU awards that may be earned and settled for shares of our common stock
Severance and change in control-related payments and benefits	Mix	•	Cash	Designed to attract and retain highly talented executives by providing severance and change in control-related payments and benefits that are competitive in the market
		•	Accelerated vesting of Stock Options, RSU, and/or PRSU awards
We also provide our executive officers with comprehensive employee benefit programs, such as medical, dental, and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other plans and programs made available to all our eligible employees.
We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to company performance, focuses the efforts of our named executive officers on the achievement of both our short-term and long-term objectives, and further aligns the interests of our executive officers with those of our stockholders.

Base Salaries

We use base salaries to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our named executive officers. We provide base salary as a fixed source of compensation for each of our named executive officers, allowing them a degree of certainty relative to the significant majority of their compensation that is based on equity awards, the value of which varies. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.

The initial base salary of each executive officer is established through arm’s-length negotiation at the time the executive officer is hired, taking into account a variety of factors, including the executive’s qualifications, experience, and compensation expectations and comparable market data. Base salaries of named executive officers are reviewed annually by the compensation committee, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. Our compensation committee does not apply specific formulas in setting base salary levels or determining adjustments from year to year. However, in completing its annual review and adjustment, our compensation committee targets paying our named executive officers base salaries that are competitive with current market practice (as reflected by our compensation peer group).
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The base salaries of our named executive officers for fiscal 2022 and fiscal 2021 and the percentage change compared to fiscal 2021 are set forth below.

Named Executive Officer	Fiscal 2022 Base Salary	Fiscal 2021 Base Salary	Change from Fiscal 2021
Daniel Burton(1)	$150,000	$300,000	(50)%
Bryan Hunt(2)	300,000	274,061	9
Patrick Nelli	300,000	300,000	—
Paul Horstmeier	300,000	300,000	—
Kevin Freeman(3)	316,667	291,667	9
Daniel Orenstein	300,000	300,000	—
________________________

(1)
Mr. Burton took a 100% voluntary base salary reduction effective July 1, 2022 in response to macroeconomic challenges and in an effort to lead by example our cost reduction initiatives, whereby his base salary was $300,000 for the first half of fiscal 2022 and then $0 for the second half of fiscal 2022 (resulting in a total salary received in fiscal 2022 of $150,000.

(2)	Mr. Hunt’s base salary was increased to $300,000 effective April 1, 2021 after his promotion to CFO as of January 1, 2021.
(3)	Mr. Freeman’s base salary increased to $350,000 effective September 1, 2022 due to his promotion to Chief Growth Officer as of September 7, 2022 (so the amount in the table above reflects his pro-rated salary actually received through 2022).

Annual Performance-Based Incentives
We use performance-based incentives to motivate our team members, including the named executive officers, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts the performance criteria and targets for our Bonus Plan for that fiscal year and establishes the target annual incentive opportunity for each plan participant based on a percentage of each participant’s base salary, the performance measures and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. For our 2022 Bonus Plan, up to 60% of the 2022 Bonus Plan target for all team members was payable through the issuance of PRSUs and up to 40% of the 2022 Bonus Plan target was payable through cash, based on selected company performance objectives. In addition, our compensation committee considered the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above.

Overview & Structure
In February 2022, our compensation committee adopted and approved the performance criteria and targets for fiscal 2022 under our Bonus Plan, as set forth in “Corporate Performance Measures” below. The Bonus Plan provides opportunities for incentive compensation for all team members, including the named executive officers, based on our actual achievement of pre-established corporate financial objectives. The target levels for the financial objectives were set at levels determined to be challenging and requiring substantial skill and effort by our named executive officers.

The 2022 Bonus Plan is designed such that participants are to receive 60% of their target bonus in the form of PRSU awards (which were determined and granted at the time our Board adopted the 2022 Bonus Plan) and 40% of their target bonus in cash, in order to align the committee’s assessment of our named executive officers’ performance to our achievement of our annual operating plan. Our compensation committee prioritizes the use of PRSUs as part of our 2022 Bonus Plan to align a portion of all of our team members’ compensation with the interests of our stockholders and to preserve cash. The PRSUs were granted to all team members in connection with our board’s adoption of the 2022 Bonus Plan. The number of PRSUs granted to each team member in early 2022 was based upon 100% achievement of the PRSU portion of the 2022 Bonus Plan. The PRSUs granted to our named executive officers as of February 2022 included a minimum threshold for GAAP revenue, which was not met in fiscal 2022, and as such none of these executive PRSUs vested (except for Mr. Freeman who was not an executive officer when he was granted these PRSUs and, instead, was granted PRSUs that were similar to all other team members that were not subject to a minimum threshold for GAAP revenue).
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Target Annual Incentive Compensation Opportunities

In February 2022, in connection with its review of our executive compensation program, our compensation committee approved the target annual incentive opportunities of our named executive officers, as set forth in the table below.

Target Performance-Based Incentives for Fiscal 2022

The target annual incentive bonus opportunities for our named executive officers for fiscal 2022 were as follows:

Named Executive Officer	Base Salary	Target Performance-Based Incentive as Percent of Base Salary(1)	2022 Target Annual Incentive Bonus Opportunity (cash portion)(2)	2022 Target Annual Incentive Bonus Opportunity (# of PRSUs)(3)	2022 Target Annual Incentive Bonus Opportunity (PRSU grant date fair value)(4)
Daniel Burton(5)	$300,000	95%	$114,000	5,321	$144,676
Bryan Hunt	300,000	65	78,000	3,640	98,972
Patrick Nelli	300,000	85	102,000	4,760	129,424
Paul Horstmeier	300,000	85	102,000	4,760	129,424
Kevin Freeman(6)	316,667	70	102,667	3,920	106,585
Daniel Orenstein	300,000	50	60,000	2,800	76,132

(1)	Represents the total target performance-based incentive percent of base salary effective April 1, 2022.

(2)
Represents the fiscal 2022 target cash bonus amount for each of our named executive officers and was calculated based on 40% of the actual base salary and actual target bonus percentage for each pay period during fiscal 2022. Refer to the “Corporate Performance Measures and Bonus Plan Funding Methodology” section below for more information about how the annual bonus is separated between cash and PRSUs.

(3)	Represents the number of PRSUs granted to the named executive officers on February 24, 2022, assuming target performance goals will be achieved. The target number of PRSUs was determined by dividing the dollar value of 60% of each named executive officer’s target annual incentive (based on their salary and target bonus percentage as of April 1, 2022) by the average closing price of our common stock for the 30 calendar days preceding January 31, 2022. The maximum amount of PRSUs that may ultimately vest based on actual achievement of performance goals is 110% of the target number of PRSUs.
(1)
(4)	Represents the grant date fair value of the target Annual PRSUs granted to the named executive officers on February 24, 2022 computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures. Amounts reflect the fair value of each award based on the closing price of our common stock on the Nasdaq Global Select Market as of the grant date of February 24, 2022.

(5)	Mr. Burton voluntarily reduced his cash and equity compensation by 100% from July 2022 through December 2023. Prior to his voluntary reduction, Mr. Burton’s salary was $300,000, but due to the voluntary reduction his actual fiscal 2022 salary was reduced to $150,000. As part of his voluntary compensation reduction, he also forfeited his ability to receive the cash or PRSU portions of his annual bonus.

(6)	Upon Kevin Freeman’s promotion to Chief Growth Officer, his base salary increased from $300,000 to $350,000 and his target bonus percentage increased from 70% to 100% effective September 1, 2022.

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Corporate Performance Measures and Bonus Plan Funding Methodology

To measure performance for purposes of the Annual Bonus Plan, our compensation committee selected company performance objectives as shown below:

Category	%		2022 Metric
Improvement(1)	15%(1)	•	Client Satisfaction Score
		•	Team Member Engagement Score
	15%	•	Percentage of DOS Clients Achieving Measurable Improvements
		•	Number of Measurable Improvements (all clients)
Growth	30%	•	Net New / Total Number of DOS Subscription Clients
		•	Dollar-based Retention Rate
		•	Total Revenue(2)
Profitability	40%	•	Adjusted EBITDA

(1)	Based on the lower of the client satisfaction or team member engagement scores.

(2)	Total Revenue performance below the minimum threshold level results in a 0% achievement for both the Improvement and Growth categories of the bonus for the PRSUs granted to named executive officers in February 2022 (except for Mr. Freeman, who was not an executive officer at the time his PRSUs were granted and, as a result, was not subject to the minimum threshold requirement, similar to all other team members).

Below are selected definitions of our 2022 metrics:

Total revenue means total GAAP revenue as reflected in our quarterly and annual financial statements.

DOS Subscription Clients means clients who directly or indirectly access our DOS platform via a technology subscription contract. Indirect access to the DOS platform may include DOS module components such as Healthcare.AI, Pop Analyzer, IDEA, and other DOS platform components.

Dollar-based Retention Rate is calculated as of a period end by starting with the sum of the technology and professional services Annual Recurring Revenue (ARR) from our DOS Subscription Clients as of the date 12 months prior to such period end (prior period ARR). We then calculate the sum of the ARR from these same clients as of the current period end (current period ARR). Current period ARR includes any upsells and also reflects contraction or attrition over the trailing twelve months but excludes revenue from new DOS Subscription Clients added in the current period. We then divide the current period ARR by the prior period ARR to arrive at our Dollar-based Retention Rate. We calculate ARR for each DOS Subscription Client as the expected monthly recurring revenue of our clients as of the last day of a period multiplied by 12. Because our primary business model is to contract for our DOS platform, analytics applications, and professional services, our Dollar-Based Retention Rate calculated above only includes our DOS Subscription Clients. Other Clients that do not meet the definition of a DOS Subscription Client, which are primarily legacy Medicity, Able Health, Healthfinch, Vitalware, Twistle, KPI Ninja, and ARMUS clients, are not included in the Dollar-based Retention Rate metrics.

Adjusted EBITDA as reflected in our quarterly and annual financial statements is a non-GAAP financial measure that we define as net loss adjusted for (i) interest and other (income) expense, net, (ii) loss on extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation and amortization, (v) stock-based compensation, (vi) acquisition-related costs, net, including the change in fair value of contingent consideration liabilities for potential earn-out payments, (vii) restructuring costs, and (viii) non-recurring lease-related charges.

Measurable improvements represent meaningful (i.e., significant enough to present to the client), favorable changes that have been quantified and approved by the client.

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For a full reconciliation for each non-GAAP financial measures noted above to the most directly comparable financial measure stated in accordance with GAAP, please see Appendix A to this Proxy Statement.

The target levels required for 100% achievement for the corporate performance measures under our Bonus Plan were approved by our compensation committee and board of directors. The compensation committee set high target thresholds to ensure that incentive payments would only follow significant achievement and total payouts could have been as low as 0% if minimum thresholds were not met and the total payouts were capped.

Performance in Fiscal 2022 and Payouts

In February 2023 our compensation committee assessed our performance against the composite targets established under the 2022 Annual Bonus Plan and the actual achievement compared to the target are described below. The achievement percentages displayed in the tables below are zero if the minimum bonus threshold was not reached, 100% if the target threshold was reached, 110% if the stretch goal was reached, or the percentage achieved of the range between the threshold, target, and stretch performance amounts. The Improvement and Growth metrics are capped at 110%. The compensation committee has endeavored to set the performance goals at definitive, rigorous, and objective levels so as to require significant effort and achievement by our executive team to be attained.

Category	% Weighting	Actual Achievement of Target	Performance Measure	Threshold	Target	Stretch	Actual Result
Improvement	15%	0%(1)	Client Satisfaction Score	4.0	4.3	4.5	4.2
			Team Member Engagement Score	4.0	4.3	4.5	4.4
	15%	0%(1)	Percentage of DOS Clients Achieving Measurable Improvements	35%	45%	50%	42%
		0%(1)	Number of Measurable Improvements (all clients)	90	120	130	106

(1)	As described in the Growth section below, Total Revenue performance, which acts as a minimum threshold for executive PRSUs (except Mr. Freeman for reasons discussed above), was below the threshold level which resulted in 0% achievement for both the Improvement and Growth categories of the bonus, despite actual results from the Improvement metrics exceeding the minimum threshold. Ignoring the Total Revenue minimum threshold, total composite achievement for the Improvement category was 93% and, accordingly, was applied to the PRSUs granted to team members, including Mr. Freeman, excluding the named executive officers as of the February 2022 grant date.
For the Improvement category, client satisfaction score was determined based on KLAS survey results converted to a scale of 1 to 5. The actual team member engagement score was determined based on Gallup survey results converted to a scale of 1 to 5. These survey results provide us with feedback from our users and team members and provide a valuable non-financial strategic input for our leadership team in running our business. Our client satisfaction score in fiscal 2022 was 4.2 and the comparable measure of team member satisfaction score was 4.4. The improvement bonus payout for our named executive officers is based on the lower of the two metrics, which was the client satisfaction score, which was above the minimum threshold of 4.0 but below the performance target amount of 4.3.

Measurable improvements represent a meaningful, favorable change that has been quantified and approved by the client. Measurable improvements provide a non-financial metric for leadership that demonstrates how we are adding value to our clients and accelerates the Health Catalyst flywheel. The percentage of DOS clients achieving measurable improvements was 42%, which was above the minimum threshold of 35% but below the performance target of 45%. The number of measurable improvements for all clients was 106 which was above the minimum threshold of 90 but below the performance target of 120.

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Category	% Weighting	Actual Achievement of Target	Performance Measure	Threshold	Target	Stretch	Actual Result
Growth	30%	0%(1)	Net New / Total Number of DOS Subscription Clients	17 / 107	23 / 113	26 / 116	8 / 98
			Dollar-based Retention Rate	108.5%	112.5%	113.5%	100.4%
			Total Revenue (millions)	$290.3	$299.7	$301.7	$276.2

(1)	Total Revenue performance acts as a circuit breaker for both the Improvement and Growth categories and was below the threshold level which resulted in 0% achievement for both categories of the bonus for the executive PRSUs granted to the named executive officers as of the February 2022 grant date.
With respect to the Growth category, actual new client growth, measured as net new and total DOS Subscription Clients, was 8 net new and 98 total DOS Subscription Clients, which was below the minimum threshold of 17 net new and 107 total DOS Subscription Clients in fiscal 2022. Actual Dollar-based Retention was 100% in fiscal 2022, which was below the minimum threshold of 109%. Total Revenue was $276.2 million in fiscal 2022, which was below the minimum threshold of $290.3 million.
Fiscal 2022 proved to be a more challenging year than anticipated as a result of the inflationary macroeconomic environment and the meaningful financial strain that our health system end market faced, primarily due to significant increases in labor and supply costs without a commensurate increase in revenue, leading to substantial margin pressure. The meaningful financial strain on our health system end market resulted in a more challenging sales environment during fiscal 2022 compared to our initial expectations, which resulted in underperformance compared to our initial growth metric targets and thresholds.

Category	% Weighting	Actual Achievement of Target	Performance Measure	Actual Result
Profitability	40%	77%	Adjusted EBITDA (millions)	$(2.5)
Adjusted EBITDA for fiscal 2022 was $(2.5) million and represents achievement of 77% of the performance target. Our fiscal 2022 Adjusted EBITDA was a significant improvement compared to the $(11.2) million of Adjusted EBITDA from fiscal 2021. The Profitability metric for fiscal 2022 was capped at 200% of the target.
As a result, the total actual annual performance-based incentive compensation for our named executive officers under the Annual Bonus Plan in fiscal 2022 were as follows:

Named Executive Officer	2022 Target Annual Performance-Based Incentive Compensation Opportunity (cash portion)	2022 Actual Annual Performance-Based Incentive Compensation (cash portion)	2022 Target Annual Incentive Compensation Opportunity (# of PRSUs)	Fiscal 2022 Actual Annual Incentive Compensation (# of PRSUs)	2022 Target Annual Incentive Compensation Opportunity (PRSU grant date fair value)(1)	Fiscal 2022 Actual Annual Incentive Compensation (PRSU grant date fair value)(1)
Daniel Burton(2)	$114,000	$—	5,321	—	$144,676	$—
Bryan Hunt(3)	78,000	59,681	3,640	—	98,972	—
Patrick Nelli(3)	102,000	78,045	4,760	—	129,424	—
Paul Horstmeier(3)	102,000	78,045	4,760	—	129,424	—
Kevin Freeman(4)	102,667	78,555	3,920	1,819	106,585	44,957
Daniel Orenstein(3)	60,000	45,909	2,800	—	76,132	—

(1)
The PRSU grant date fair value amounts are computed in accordance with FASB ASC Topic 718. Amounts reflect the fair value of the target and actual awards based on the closing price of our common stock on the Nasdaq Global Select Market as of the grant date of February 24, 2022.

(2)	Mr. Burton voluntarily elected to reduce his fiscal 2022 cash bonus by 100% in response to the challenging macroeconomic environment and to lead by example as part of our cost reduction initiatives.

(3)
Based on our actual achievement against the composite targets established under the 2022 Annual Bonus Plan, the resulting total composite bonus achievement percentage for these named executive officers was 31%.

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(4)	Mr. Freeman was not a named executive officer at the time of the PRSU annual bonus grant and therefore, received a non-executive PRSU grant which was not tied to the Total Revenue minimum threshold. Therefore, he received a total PRSU payout of 42% for his annual bonus in line with the other non-NEOs.
Long-Term Equity Incentives
In 2011, our board adopted the Health Catalyst, Inc. 2011 Stock Incentive Plan (the “2011 Plan”), which provided for the direct award, sale of shares, and granting of options for our common stock to our directors, team members, or consultants. In connection with our initial public offering (“IPO”), our board of directors adopted the 2019 Stock Option and Incentive Plan (the “2019 Plan”). The 2019 Plan provides flexibility to our compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce, including the grant of incentive and nonstatutory stock options, restricted and unrestricted stock, RSUs, PRSUs, and stock appreciation rights to our directors, team members, or consultants.

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program and our team member compensation program. The realized value of these equity awards has a direct relationship to our stock price; therefore, these awards are an incentive for our named executive officers and all of our team members to create value for our stockholders. Equity awards also help us retain qualified executive officers and team members in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in “Other Compensation Policies—Equity Award Grant Policy” below.

For fiscal 2022, our compensation committee determined that the equity awards to be granted to our executive officers should be in the form of RSUs and, in addition for Messrs. Burton and Nelli, in the form of PRSUs. These long-term PRSUs are in addition to the PRSUs granted as part of our 2022 Bonus Plan. Equity awards in the form of RSUs and PRSUs provide retention incentives for our named executive officers and reward them for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines. The equity awards granted to our named executive officers in fiscal 2022 are set forth in the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards Table” below.

RSUs

We believe RSUs provide a strong retention incentive for our named executive officers, provide a reward for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines, and are less dilutive than stock options to our stockholders. All RSUs are granted under our 2019 Plan and are settled for shares of our common stock. In fiscal 2022, we granted our named executive officers RSUs that generally vest as to one-quarter of such shares on the first anniversary of the applicable “vesting commencement date,” and in 12 approximately equal quarterly installments thereafter, so long as the named executive officer continues a service relationship with us through the applicable vesting dates.

Long-term PRSUs

In order to further align their interests with our long-term growth and interests of our stockholders, Messrs. Burton and Nelli were granted long-term PRSUs tied to the 2022 Annual Bonus Plan, whereby one quarter of such shares will vest (to the extent the applicable metrics are achieved) on March 1, 2023, and the remaining PRSUs actually achieved will vest in 12 approximately equal quarterly installments thereafter, so long as they remain employed with us through the applicable vesting dates. The awards are to be earned to the extent that we achieve pre-established target metrics consistent with the thresholds established for the PRSU portion of 2022 Annual Bonus Plan discussed in the Annual Performance-Based Incentives section above.

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Our compensation committee selected the following company performance objectives for these long-term PRSUs as shown below:

Category	%		2022 Metric
Improvement(1)	25%(1)	•	Client Satisfaction Score
		•	Team Member Engagement Score
	25%	•	Percentage of DOS Clients Achieving Measurable Improvements
		•	Number of Measurable Improvements (all clients)
Growth	50%	•	Net New / Total Number of DOS Subscription Clients
		•	Dollar-based Retention Rate
		•	Total Revenue(2)

(1)	Based on the lower of the client satisfaction or team member engagement scores.

(2)	Total Revenue performance below the minimum threshold level results in a 0% achievement for both the Improvement and Growth categories of the bonus.
Due to Total Revenue, which acts as the minimum threshold, not meeting the minimum threshold, the long-term PRSU achievement level was 0% for Messrs. Burton and Nelli. Mr. Nelli also would not have satisfied the service-based requirement for vesting due to his separation as of December 31, 2022. Refer to the discussion of these metrics and actual performance-based achievement in the Annual Performance-Based Incentives section above, as the metrics, threshold and target for these 2022 metrics for these long-term PRSUs matches the same 2022 metrics for our 2022 Annual Bonus Plan. We believe these metrics are critical to measuring our growth and other strategic goals, as a result we used these metrics in both our 2022 Bonus Plan and for our long-term PRSUs.

Employee Benefit Programs

Our named executive officers are eligible to participate in all of our employee benefit plans offered to U.S. employees, including our 401(k) plan, employee stock purchase plan, and medical, dental, life and disability insurance plans, in each case on the same basis as other U.S. employees, except our executive officers, including our named executive officers, are also eligible for certain additional company-paid executive life insurance and executive long-term disability insurance premiums.

Perquisites and Other Personal Benefits

We generally do not provide perquisites to our executives, other than company-paid executive life insurance and executive long-term disability insurance premiums, reimbursement for relocation expenses, as needed, and certain other de minimis perquisites to our executive officers, including our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive team more efficient and effective, or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our named executive officers will be subject to review and approval by our compensation committee.

401(k) plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. We provide a matching contribution of 100% of employee contributions up to 4% of compensation, which vests after two years of service.

The 401(k) plan is intended to be qualified under Section 401(a) of the Internal Revenue Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.
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Executive employment arrangements

We initially entered into an offer letter with each of the named executive officers in connection with his or her employment with us, which set forth the terms and conditions of his or her employment. Each named executive officer also entered into our standard employee agreement and invention and confidentiality agreement. In connection with our IPO, we have adopted an executive severance plan (the “Executive Severance Plan”) providing for cash severance upon certain terminations of employment and “double-trigger” equity vesting acceleration in the event of certain terminations of employment in connection with or following a sale of the company. Each of our named executive officers participates in the Executive Severance Plan and the Executive Severance Plan replaces the severance provisions in such named executive officers’ offer letters, if any.

Executive Severance Plan

The Executive Severance Plan provides that upon a termination of employment by us other than for “cause” (as defined in the Executive Severance Plan), or for death or “disability” (as defined in the Executive Severance Plan) outside of the “change in control period” (i.e., the period beginning on the date of a “change in control” (as defined in the Executive Severance Plan) and ending on the one-year anniversary of the change in control), the participant will be entitled to receive, subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan), (i) a severance amount equal to 12 months’ “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for a “Tier 1 Executive” (as defined in the Executive Severance Plan and which means the company’s chief executive officer, Mr. Burton) and 9 months’ base salary for a “Tier 2 Executive” (as defined in the Executive Severance Plan and which include the named executive officers other than Mr. Burton), payable over 12 months or 9 months, respectively, and (ii) monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination, for up to 12 months for a Tier 1 Executive and 9 months for a Tier 2 Executive; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by an eligible participant for “good reason” (as defined in the Executive Severance Plan), in either case within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the company and reaffirmation of the restrictive covenants agreement, (i) a lump sum cash severance amount equal to 150% of base salary for a Tier 1 Executive and 100% of base salary for a Tier 2 Executive, (ii) a lump sum amount equal to 150% for a Tier 1 Executive and 100% for a Tier 2 Executive, of the participant’s annual target bonus in effect immediately prior to such termination (or the participant’s annual target bonus in effect immediately prior to the change in control, if higher), (iii) a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if he or she had remained employed by us for 18 months for a Tier 1 Executive and 12 months for a Tier 2 Executive; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation, and (iv) for all outstanding and unvested equity awards of the company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement.
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The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.

Offer letters in place during the year ended December 31, 2022 for our named executive officers
Daniel Burton
On September 26, 2011, we entered into an offer letter with Daniel Burton, who currently serves as our Chief Executive Officer. The offer letter provides for Mr. Burton’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Bryan Hunt
On March 27, 2014, we entered into an offer letter with Bryan Hunt, who currently serves as our Chief Financial Officer. The offer letter provides for Mr. Hunt’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Patrick Nelli
On May 20, 2013, we entered into an offer letter with Patrick Nelli, who served as our President until September 30, 2022. The offer letter provides for Mr. Nelli’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Paul Horstmeier
On October 13, 2011, we entered into an offer letter with Paul Horstmeier, who served as our Chief Operating Officer until March 31, 2023. The offer letter provides for Mr. Horstmeier’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and an initial equity award grant (which is fully-vested), as well as his eligibility to participate in our benefit plans generally.

Kevin Freeman
On August 7, 2020, we entered into an offer letter with Kevin Freeman, who currently serves as our Chief Commercial Officer. The offer letter provides for Mr. Freeman’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, an initial equity grant award, and his eligibility to participate in our benefit plans generally.

Daniel Orenstein
On December 3, 2015, we entered into an offer letter with Daniel Orenstein, who currently serves as our General Counsel and who will be stepping down from his position as General Counsel effective April 30, 2023. The offer letter provides for Mr. Orenstein’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

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Other Compensation Policies

Equity Award Grant Policy

Our compensation committee has adopted an “Equity Award Grant Policy.” Under this policy, we generally grant equity awards on a regularly-scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Equity Award Grant Policy, which was most recently amended in February 2021, our compensation committee has delegated certain limited authority to a delegated committee, made up of our CEO and Chief Financial Officer, to grant routine new hire, promotion, refresh, and certain other equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The delegated committee may not grant equity awards to its members and the other four highest paid executive officers, or equity awards that would cause the aggregate grant date fair value of equity grants to an individual to exceed $1,500,000. Grants of equity awards are generally made quarterly and will be effective on the date such grant is approved by our compensation committee or delegated committee, as applicable.

Policy Prohibiting Hedging and Pledging of Company Securities

Our insider trading policies prohibit the members of our board and all employees, including our executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities, and from pledging our securities as collateral for a loan or holding company securities in a margin account. Our insider trading policies require that our named executive officers may trade in our securities only pursuant to trading plans that comply with Rule 10b5-1 under the Exchange Act. Certain other employees and our directors are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to trading plans that comply with Rule 10b5-1.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes. The former exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers and certain other individuals in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite our compensation committee’s efforts to structure certain performance-based awards that were granted prior to November 2, 2017, in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, our compensation committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. Our compensation committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

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Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements, and equity awards. We have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.
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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Health Catalyst specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with the company’s management team. Based on such review and discussions, the compensation committee recommended to the board of directors that this Compensation Discussion and Analysis be included in the Proxy Statement and be included in the Annual Report on Form 10-K we filed with the SEC for the fiscal year ended December 31, 2022.

MEMBERS OF THE COMPENSATION COMMITTEE:

Anita V. Pramoda (Chair)
Julie Larson-Green

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2022 Summary Compensation Table
The following table provides information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary	Option Awards(1)	Stock Awards(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Daniel Burton(5)	2022	$150,000	$—	$4,276,117	$—	$8,896	$4,435,013
Chief Executive Officer	2021	300,000	—	5,514,715	136,900	9,428	5,961,043
	2020	314,583	—	5,116,500	43,413	10,286	5,484,782
Bryan Hunt(6)	2022	300,000	—	2,816,993	59,681	10,783	3,187,457
Chief Financial Officer	2021	274,061	—	3,095,296	85,165	8,208	3,462,730
Patrick Nelli(7)	2022	300,000	—	3,853,176	78,045	1,031,474	5,262,695
Former President	2021	300,000	—	4,004,793	124,995	11,552	4,441,340
	2020	300,000	—	3,411,000	41,400	12,730	3,765,130
Paul Horstmeier(8)	2022	300,000	—	2,847,146	78,045	16,211	3,241,402
Chief Operating Officer	2021	300,000	—	3,128,841	124,995	14,384	3,568,220
	2020	300,000	—	2,558,250	41,400	16,097	2,915,747
Kevin Freeman(6), Chief Commercial Officer	2022	316,667	—	2,331,437	78,555	10,675	2,737,334
Daniel Orenstein(9)	2022	300,000	—	1,162,971	45,909	10,652	1,519,532
General Counsel	2021	300,000	—	1,328,162	79,362	10,519	1,718,043
	2020	300,000	—	1,364,400	34,500	11,144	1,710,044

(1)	There were no stock options granted during the years presented.

(2)	The reported amounts represent the aggregate grant date fair value of awards of RSUs and PRSUs granted in each year presented, computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures not related to the performance-based vesting of PRSUs. Amounts reflect the fair value of each award based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant of the award. The grant date fair value of the PRSUs is based on the probable outcome of the vesting conditions as of the grant date. For fiscal 2022, the grant date fair value of all PRSUs at maximum performance achievement, including the long-term PRSUs granted to Messrs. Burton and Nelli, are $974,843, $108,869, $958,067, $142,367, $198,813 and $83,745 for Messrs Burton, Hunt, Nelli, Horstmeier, Freeman, and Mr. Orenstein, respectively.

(3)	Represents the cash amounts earned by our named executive officers under our short-term incentive plan (the Bonus Plan), based on our achievement of certain corporate performance goals. For a description of the Bonus Plan, see “Compensation Discussion and Analysis – Annual Performance-Based Incentives” above.

(4)
For fiscal 2022, the amounts reported represent matching contributions made by us under our 401(k) plan ($8,607 for Mr. Burton, $10,500 for Mr. Hunt, $10,675 for Mr. Nelli, $10,675 for Mr. Horstmeier, $10,675 for Mr. Freeman, and $9,881 for Mr. Orenstein), equity modification value of $759,892 and cash severance of $258,740 related to Mr. Nelli’s separation from the company, executive life insurance premiums paid by us ($289 for Mr. Burton, $398 for Mr. Nelli, $1,450 for Mr. Horstmeier, and $771 for Mr. Orenstein), executive long-term disability insurance premiums paid by us ($1,769 for Mr. Nelli and $4,084 for Mr. Horstmeier), and gift cards paid by us as part of a benefit provided to all team members ($283 for Mr. Hunt and $2 for Mr. Horstmeier).

(5)	Mr. Burton voluntarily reduced his cash and new equity compensation by 100% from July 2022 through December 2023 in response to the challenging macroeconomic environment and to lead by example as part of our cost reduction initiatives.. Prior to his voluntary reduction, Mr. Burton’s annual salary was $300,000. As part of his compensation reduction, he also declined receiving the cash portion of his annual bonus.

(6)	Mr. Hunt was not a named executive officer prior to fiscal 2021 and Mr. Freeman was not a named executive officer prior to fiscal 2022.

(7)
Mr. Nelli and the company mutually agreed that he would step down as President in September 2022. After stepping down, Mr. Nelli continued to be employed by the company as a Senior Advisor until December 31, 2022, at which point he and the company finalized his separation agreement.

(8)	Mr. Horstmeier stepped down as Chief Operating Officer in March 2023. After stepping down, Mr. Horstmeier has and is expected to continue to serve the company as a Senior Advisor.

(9)	Mr. Orenstein will be stepping down as General Counsel effective April 30, 2023. After stepping down, Mr. Orenstein is expected to continue to serve the company as a Senior Advisor.

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2022 Grants of Plan-Based Awards Table
The following table shows information regarding grants of non-equity and equity awards that we made during fiscal 2022 to each of the named executive officers listed in the Summary Compensation Table.

			Estimated future payouts under non-equity incentive plan awards ($)(1)		Estimated future payouts under equity incentive plan awards (# of PRSUs)(2)		All Other Stock Awards (# of RSUs)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Award Type	Grant Date	Target (100%)	Maximum (200%)	Target (100%)	Maximum (110%)
Daniel Burton	Cash	—	$114,000	$228,000	—	—	—	$—
	PRSU	2/24/22	—	—	5,321	5,853	—	143,237
	Long-term PRSU	2/24/22	—	—	27,273	30,000	—	734,130
	RSU	2/24/22	—	—	—	—	125,000	3,398,750
Bryan Hunt	Cash	—	78,000	156,000	—	—	—	—
	PRSU	2/24/22	—	—	3,640	4,004	—	97,993
	RSU	2/24/22	—	—	—	—	100,000	2,719,000
Patrick Nelli	Cash	—	102,000	204,000	—	—	—	—
	PRSU	2/24/22	—	—	4,760	5,236	—	128,146
	Long-term PRSU	2/24/22	—	—	27,273	30,000	—	734,130
	RSU	2/24/22	—	—	—	—	110,000	2,990,900
Paul Horstmeier	Cash	—	102,000	204,000	—	—	—	—
	PRSU	2/24/22	—	—	4,760	5,236	—	128,146
	RSU	2/24/22	—	—	—	—	100,000	2,719,000
Kevin Freeman	Cash	—	102,667	205,333	—	—	—	—
	PRSU	2/24/22	—	—	3,920	4,312	—	105,524
	Long-term PRSU	2/24/22	—	—	2,727	3,000	—	73,413
	RSU	2/24/22	—	—	—	—	30,000	815,700
	RSU	9/8/22	—	—	—	—	120,000	1,336,800
Daniel Orenstein	Cash	—	60,000	120,000	—	—	—	—
	PRSU	2/24/22	—	—	2,800	3,080	—	75,371
	RSU	2/24/22	—	—	—	—	40,000	1,087,600

(1)
These columns set forth the fiscal 2022 target cash bonus amount for each of our named executive officers under our Bonus Plan. “Target” refers to the amount payable if specified performance targets are reached. There is no threshold for a minimum amount payable for a certain level of performance as the actual cash bonus payment will be determined based on the level of Adjusted EBITDA outperfomance. Target bonuses were set as a percentage of each named executive officer’s base salary earned for fiscal 2022 as follows: 95%, 65%, 85%, 85%, and 50% for Messrs. Burton, Hunt, Nelli, Horstmeier, and Orenstein, respectively. Mr Freeman’s target bonus was 70% until September 1, 2022 when it prospectively changed to 100% as a result of his promotion to Chief Growth Officer. The dollar values of the actual cash bonus awards earned by the named executive officers are set forth in the Fiscal 2022 Summary Compensation Table above. Subsequent to the initial bonus targets being set, Mr. Burton voluntarily elected not to receive any bonus for fiscal years 2022 and 2023. The amounts set forth in this column do not represent either additional or actual compensation earned by the named executive officers for fiscal 2022. For a description of the Bonus Plan, see “Compensation Discussion and Analysis –Annual Performance-Based Incentives” above.

(2)
These columns set forth the fiscal 2022 target PRSU amounts for each of our named executive officers under our Bonus Plan, which are subject to performance goals. Both the long-term and annual PRSU grants were subject to the achievement of certain performance metrics, during the period of January 1, 2022 through December 31, 2022. The annual PRSUs granted to all named executive officers will vest (to the extent the applicable metrics are achieved and service requirements met) as of March 1, 2023 while one quarter of the long-term PRSUs granted to Messrs. Burton, Nelli, and Freeman will vest (to the extent the applicable metrics are achieved) on March 1, 2023, and the remaining long-term PRSUs actually achieved will vest in 12 approximately equal quarterly installments thereafter, so long as they remain employed with us through the applicable vesting dates.The PRSUs do not have an aggregate “Threshold” level of attainment, as the amount earned for each performance year is determined based on straight-line interpolation from 0% to 100%, depending on performance achievement, however, there is a minimum threshold level of achievement for each individual metric that is 70% of each individual metric’s “Target” level, whereby performance below that threshold results in 0% achievement for that specific metric. Additionally, the GAAP Revenue metric is considered a minimum threshold for each NEO besides Mr. Freeman (for reasons discussed above), so if the GAAP Revenue threshold is not met, 0% of the PRSUs granted to named executive officers in February 2022 (other than Mr. Freeman) will vest regardless of the other performance achievement of the other “Improvement” and “Growth” metrics. The “Maximum” level of attainment for PRSUs is 110% of the “Target” level, as a named executive officer cannot earn PRSUs in excess of the “Maximum” award. The actual amounts of executive PRSUs that vested based on performance conditions are set forth within a table in the “Performance in Fiscal 2022 and Payouts” section above. For further information regarding the terms of these awards, see “Elements of Our Executive Compensation Program” above. On March 1, 2023, 2,135 of the PRSUs vested relative to performance metrics and subject to time-based vesting as noted above.

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(3)	Annual RSUs were granted under the 2019 Plan. Each of the annual RSU awards vested as to 25% of the shares of common stock underlying the RSU award upon the one-year anniversary of December 1, 2022 and vest as to the remainder of the shares in 12 equal quarterly installments thereafter, subject to the applicable named executive officer’s continued service through the applicable vesting dates. The one exception is Mr. Freeman’s 9/8/22 RSU grant, of which 25% will vest upon the one-year anniversary of September 1, 2023 and the remainder of the shares will vest in 12 equal quarterly installments thereafter, subject to Mr. Freeman’s continued service through the applicable vesting dates.

(4)	The reported amounts represent the aggregate grant date fair value of awards of RSUs and PRSUs granted computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures not related to the performance-based vesting of PRSUs. Amounts reflect the fair value of each award based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant of the award. The grant date fair value of the PRSUs is based on the probable outcome of the vesting conditions as of the grant date. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The amounts reported in this column reflect the initially estimated accounting cost for these stock awards and do not correspond to the actual economic value that may be received by our named executive officers upon the vesting of the restricted stock unit awards or any sale of the underlying shares of common stock.

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Outstanding Equity Awards at 2022 Year-end
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022:

			Option Awards(1)						Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(2)	Market Value of Shares or Units of Stock that Have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units (#)		Equity Incentive Plan Awards: Market Value of Unearned Units ($)(3)
Daniel Burton	9/27/18	9/25/18	80,728	(4)	—		$10.80	9/27/28	—	$—	—		$—
	2/5/19	2/5/19	94,332	(5)	13,541	(5)	15.84	2/5/29	—	—	—		—
	1/2/20	12/1/19	—		—		—	—	37,500	398,625	—		—
	2/18/21	3/1/21	—		—		—	—	56,250	597,938	—		—
	2/24/22	12/1/21	—		—		—	—	93,750	996,563	—		—
	2/18/21	3/1/21	—		—		—	—	—	—	4,716	(8)	50,131
	2/24/22	3/1/22	—		—		—	—	—	—	5,853	(6)	62,217
	2/24/22	3/1/22	—		—		—	—	—	—	30,000	(7)	318,900
Bryan Hunt	8/4/15	6/1/15	261	(4)	—		10.04	8/4/25	—	—	—		—
	10/14/16	10/14/16	2,188	(4)	—		10.60	10/14/26	—	—	—		—
	5/3/18	5/3/18	4,150	(4)	—		10.78	5/3/28	—	—	—		—
	9/27/18	9/25/18	12,500	(4)	—		10.80	9/27/28	—	—	—		—
	8/1/19	6/1/19	—		—		—	—	625	6,644	—		—
	1/2/20	12/1/19	—		—		—	—	2,500	26,575	—		—
	2/18/21	12/1/20	—		—		—	—	30,000	318,900	—		—
	2/24/22	12/1/21							75,000	797,250
	2/18/21	3/1/22	—		—		—	—	—	—	4,004	(6)	42,563
Patrick Nelli(9)	10/26/17	10/26/17	14,811	(4)	—		10.72	3/31/24	—	—	—		—
	9/27/18	9/25/18	61,492	(4)	—		10.80	3/31/24	—	—	—		—
Paul Horstmeier	7/1/13	7/1/13	50,000	(4)	—		4.42	7/1/23	—	—	—		—
	11/9/15	10/28/15	21,527	(4)	—		10.30	11/9/25	—	—	—		—
	9/27/18	9/25/18	18,474	(4)	—		10.80	9/27/28	—	—	—		—
	2/5/19	2/5/19	45,289	(5)	9,374	(5)	15.84	2/5/29	—	—	—		—
	1/2/20	12/1/19	—		—		—	—	18,750	199,313	—		—
	2/18/21	12/1/20	—		—		—	—	30,000	318,900	—		—
	2/24/22	12/1/21							75,000	797,250
	2/24/22	3/1/22	—		—		—	—	—	—	5,236	(6)	55,659
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Kevin Freeman	11/5/20	9/1/20						3,281	34,877
	4/21/21	3/1/21						14,062	149,479
	2/24/22	12/1/21						22,500	239,175
	9/8/22	9/1/22						120,000	1,275,600
	2/24/22	3/1/22								4,312	(6)	45,837
	2/24/22	3/1/22								3,000	(7)	31,890
Daniel Orenstein	2/10/16	12/31/15	50,454	(4)	—	10.34	2/10/26	—	—	—		—
	9/27/18	9/25/18	24,999	(4)	—	10.80	9/27/28	—	—	—		—
	1/2/20	12/1/19	—		—	—	—	10,000	106,300	—		—
	2/18/21	12/1/20	—		—	—	—	12,500	132,875	—		—
	2/24/22	12/1/21						30,000	318,900
	2/24/22	3/1/22	—		—	—	—	—	—	3,080	(6)	32,740

(1)	Each equity award prior to July 23, 2019 was granted pursuant to our 2011 Plan and are subject to the terms of our 2011 Plan, as amended from time to time. Equity awards granted on or after July 23, 2019 were and will be granted pursuant to our 2019 Plan and are subject to the terms of our 2019 Plan, as amended from time to time. Each equity award is subject to certain acceleration of vesting provisions as set forth in our Executive Severance Plan.

(2)	25% of the restricted stock units vest on the first anniversary of the vesting commencement date and the remaining 75% vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with our company through each applicable vesting date.

(3)	The market value of restricted stock unit awards and performance-based restricted stock units is determined by multiplying the number of shares by $10.63, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2022.

(4)	The stock option is fully vested.

(5)	25% of the shares subject to the stock option vest on the first anniversary of the vesting commencement date and the remaining 75% vest in 36 equal monthly installments thereafter, generally subject to the named executive officer’s continuous service relationship with our company through each applicable vesting date.

(6)
The amounts reported represent the number of annual PRSUs granted to the named executive officers on February 24, 2022, as previously described, and assumes maximum performance goals will be achieved. Due to not achieving the total GAAP revenue minimum threshold, as summarized in “Elements of Our Executive Compensation Program” above, none of the executive PRSUs vested on March 1, 2023, with the exception of Mr. Freeman, who was not a named executive officer at the time of grant. Therefore, 1,819 of his annual bonus PRSUs vested, consistent with the treatment of the PRSUs granted to non-NEO team members.

(7)
The amounts reported represent the number of long-term PRSUs granted to Mr. Burton and Mr. Freeman on February 24, 2022, as previously described, and assumes maximum performance goals will be achieved. Twenty-five percent of the long-term PRSUs vested on March 1, 2023 upon the achievement of certain performance metrics, during the period of January 1, 2022 through December 31, 2022, as summarized in “Elements of Our Executive Compensation Program” above. On March 1, 2023, a total of 316 long-term PRSUs vested for Mr. Freeman. The remaining 75% long-term PRSUs achieved based on performance conditions will vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with our company through each applicable vesting date. Due to not achieving the total GAAP revenue minimum threshold, as summarized in “Elements of Our Executive Compensation Program” above, none of the long-term executive PRSUs vested for Mr. Burton since he was an NEO at the time of grant.

(8)
The amount reported represent the number of long-term PRSUs outstanding as of December 31, 2022. These long-term PRSUs were granted to Mr. Burton on February 18, 2021 and the performance achievement was based solely on fiscal 2021 results. Twenty-five percent of the long-term PRSUs vested on March 1, 2022 and the remaining 75% will vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with our company through each applicable vesting date.

(9)
Mr. Nelli and the company mutually agreed that he would step down as President effective September 30, 2022 and continued as a Senior Advisor until December 31, 2022. As part of his separation agreement, it was agreed that his option expiration dates would be extended through March 31, 2024. Additionally, his outstanding RSUs and PRSUs were either accelerated or forfeited as of December 31, 2022.

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2022 Option Exercises and Stock Vested
The following table shows information regarding exercises of options to purchase our common stock and vesting of restricted stock unit awards by our named executive officers during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel Burton	89,988	$389,648	119,705	$2,012,129
Bryan Hunt	—	—	46,170	628,809
Patrick Nelli	14,060	273,768	148,929	1,892,883
Paul Horstmeier	31,395	499,555	61,914	889,924
Kevin Freeman	—	—	22,919	406,916
Daniel Orenstein	5,000	40,000	28,111	416,293
__________________

(1)	Amounts shown in this column do not necessarily represent the actual value realized from the sale of the shares acquired upon exercise of the options because the shares may not be sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)	Amounts shown in this column represent the market value of restricted stock unit awards upon vesting as determined by multiplying the number of shares by the closing price of our common stock on the Nasdaq Global Select Market the market day immediately preceding the vesting date.
Pension Benefits

Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits. We do not have any qualified or non-qualified defined pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

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Potential Payments upon Termination or Change in Control

Employment Offer Letters in Place During Fiscal 2022 for Named Executive Officers

We initially entered into an offer letter with each of the named executive officers in connection with his or her employment with us, which set forth the terms and conditions of his or her employment. Each named executive officer also entered into our standard employee agreement and invention and confidentiality agreement. Each of our named executive officers also participates in our Executive Severance Plan, as described above under the heading “Post-Employment Compensation Arrangements” and below. Each named executive officer also remains subject to our standard employment, confidential information and invention assignment agreement.

The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our named executive officers serving as of the end of fiscal 2022 (or for Mr. Nelli, the amounts he actually received in connection with his transition and separation in September 2022) and are all subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan). The payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of fiscal 2022, December 31, 2022 (which also was the end of Mr. Nelli’s advisory transition service date), and a per share value of our common stock of $10.63, which is the closing market price per share of our common stock on December 30, 2022 (which was the last trading day for fiscal 2022). Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.
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Named Executive Officer	Benefit	Termination without Cause Not in Connection with a Change in Control	Termination without Cause or resignation with Good Reason in Connection with a Change in Control
Daniel Burton	Cash Severance(1)	$300,000	$621,000
	Health Benefits(2)	25,620	38,430
	Equity Acceleration(3)	—	2,424,374
	Total	$325,620	$3,083,804

Bryan Hunt	Cash Severance(1)	$225,000	$378,000
	Health Benefits(2)	16,335	21,780
	Equity Acceleration(3)	—	1,191,932
	Total	$241,335	$1,591,712

Paul Horstmeier	Cash Severance(1)	$225,000	$402,000
	Health Benefits(2)	11,421	15,228
	Equity Acceleration(3)	—	1,371,122
	Total	$236,421	$1,788,350

Kevin Freeman	Cash Severance(1)	$262,500	$490,000
	Health Benefits(2)	14,418	19,224
	Equity Acceleration(3)	—	1,776,858
	Total	$276,918	$2,286,082

Daniel Orenstein	Cash Severance(1)	$225,000	$360,000
	Health Benefits(2)	15,831	21,108
	Equity Acceleration(3)	—	590,815
	Total	$240,831	$971,923

Patrick Nelli(4)	Cash Severance(1)	$225,000	—
	Health Benefits(2)	33,740	—
	Equity Acceleration(3)	766,380	—
	Total	$1,025,120	—
Health Catalyst - 59

__________________

(1)	The Executive Severance Plan provides that upon a termination of employment by us other than for cause, death, or disability outside of the change in control period (i.e., the period beginning on the date of a change in control and ending on the one-year anniversary of the change in control), the named executive officer will be entitled to receive, a severance amount equal to 12 months’ “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for Mr. Burton or 9 months’ base salary for the named executive officers other than Mr. Burton, payable over 12 months or 9 months, respectively.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death, or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits described above, (i) a lump sum cash severance amount equal to 150% of base salary for Mr. Burton or 100% of base salary for a Tier 2 Executive, and (ii) a lump sum cash amount equal to 150% for Mr. Burton or 100% for the named executive officers other than Mr. Burton, of the participant’s annual target cash bonus in effect immediately prior to such termination (or the participant’s annual target cash bonus in effect immediately prior to the change in control, if higher).
(2)	The Executive Severance Plan provides that upon termination of employment by us other than for cause, death, or disability outside of the change in control period, the named executive officer will be entitled to receive monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination, for up to 12 months for Mr. Burton or 9 months for the named executive officers other than Mr. Burton; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death, or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits described above, a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if he or she had remained employed by us for 18 months for Mr. Burton or 12 for the named executive officers other than Mr. Burton; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.
(3)	The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death, or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to, for all outstanding and unvested equity awards of our company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement. The value of stock option, RSU, and PRSU award vesting acceleration is based on the closing price of $10.63 per share of our common stock as of December 30, 2022 (the last trading day of fiscal 2022), minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. If the stock option exercise price is greater than the closing stock price as of December 31, 2022, we assigned a $0 value for the respective stock options for this calculation.
(4)
Mr. Nelli and the company mutually agreed that he would step down as President effective September 30, 2022 and continued as a Senior Advisor until December 31, 2022. As part of his separation agreement, it was agreed that (i) he would receive a cash payment equal to $225,000, which represented nine months of his salary, (ii) he would receive COBRA continuation payments for nine months, (iii) his option expiration dates would be extended through March 31, 2024, and (iv) his outstanding RSUs and PRSUs accelerated as of December 31, 2022 with respect to 72,096 shares of our common stock subject thereto (and the remainder were forfeited). The value of RSU, and PRSU award vesting acceleration is based on the closing price of $10.63 per share of our common stock as of December 30, 2022. We have not included the cash value of the senior advisor payments, which were a continuation of his salary between October 1, 2022 and December 31, 2022. All of these payments and benefits were in exchange for Mr. Nelli’s execution of a general release of claims in favor of us and our affiliates.

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CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our CEO and the annual total compensation of our median compensated employee (our “CEO pay ratio”).

For fiscal 2022, the median of the annual total compensation of all employees of our company (other than our CEO) was $139,409 and the annual total compensation of our CEO was $4,435,013. Based on this information, for fiscal 2022 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 32 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

To identify the median employee, we examined the compensation of all our full- and part-time employees (other than our CEO) as of December 31, 2022, the last day of our fiscal year. Our employee population consisted of individuals (other than our CEO) working at our parent company and consolidated subsidiaries both within and outside the United States. We did not include any contractors or other non-employee workers in our employee population.

We used a consistently applied compensation measure consisting of actual annual base salary, actual bonus and, commission amounts earned, matching contributions made by us under our 401(k) plan, and the grant date fair value of equity awards for the year ended December 31, 2022 to identify our median employee. For simplicity, we calculated annual base salary using a reasonable estimate of the hours worked during fiscal 2022 for hourly employees and actual salary paid for our remaining employees. We annualized compensation for any full-time and part-time employees who commenced work during fiscal 2022 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our named executive officers in our Summary Compensation Table. We did not make any cost-of-living adjustment.

Using this approach, we identified the individual at the median of our employee population who was the best representative of our employee population. The individual is a full-time employee based in the United States.

We then calculated the fiscal 2022 annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our fiscal 2022 Summary Compensation Table.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

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Pay Versus Performance

In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationships between compensation actually paid to named executive officers and company performance. In this section, we refer to “compensation actually paid” and other terms used in the applicable SEC rules. For information concerning the company’s compensation philosophy and how the company aligns executive compensation with its financial and operational performance, refer to “Executive Compensation – Compensation Discussion and Analysis” above. We refer collectively to awards of RSUs, PRSUs, and stock options as equity awards in this Pay versus Performance section.

For purposes of the tables below, our chief executive officer (“CEO”) and non-CEO named executive officers for 2020, 2021, and 2022 are the following:

Year	CEO	Non-CEO Named Executive Officers
2022	Daniel Burton	Bryan Hunt, Patrick Nelli, Paul Horstmeier, Daniel Orenstein, and Kevin Freeman
2021	Daniel Burton	Bryan Hunt, Patrick Nelli, Paul Horstmeier, and Daniel Orenstein
2020	Daniel Burton	Patrick Nelli, Paul Horstmeier, Daniel Orenstein, and Linda Llewelyn

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table (“SCT”) Total for CEO(1)	CompensationActually Paid to CEO(2)	Average SCT Total for Non-CEO NEOs	Average CompensationActually Paid to Non-CEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)(4)	Net Loss(5) (in thousands)	Adjusted EBITDA(6) (in thousands)
2022	$4,435,013	$(8,154,225)	$3,189,684	$(766,685)	$31	$100	$(137,403)	$(2,487)
2021	5,961,043	5,615,764	3,297,583	2,846,251	114	125	(153,210)	(11,248)
2020	5,484,782	9,793,002	2,382,879	3,260,067	125	130	(115,017)	(21,287)

(1)	Represents the total compensation reported for the CEO for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)	The calculation for “Compensation Actually Paid” is presented in the table below in accordance with the requirements of Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the CEO and non-CEO NEOs during the applicable year.
(3)	For Health Catalyst and our peer group, the TSR for each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2019.
(4)	As permitted by SEC rules, the peer group referenced for purposes of “Peer Group Total Shareholder Return” is that of the Nasdaq Health Care Index, which is the industry index reported in our annual report on Form 10-K for 2022 in accordance with Regulation S-K Item 201(e).
(5)	The dollar amounts reported represent the amount of net loss reflected in our audited consolidated financial statements for the applicable year.
(6)
Adjusted EBITDA is the financial measure from the tabular list of most important performance measures below, which represents the most important measure used to link compensation actually paid to our named executive officers in 2022 to the company’s performance. Adjusted EBITDA is a non-GAAP financial measure. For a full reconciliation of non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP, please see Appendix A attached to this Proxy Statement.

Health Catalyst - 62

		2020		2021		2022
		CEO	Avg. Non-CEO NEOs	CEO	Avg. Non-CEO NEOs	CEO	Avg. Non-CEO NEOs
Summary Compensation Table Total		$5,484,782	$2,382,879	$5,961,043	$3,297,583	$4,435,013	$3,189,684
-	Grant date fair value of awards granted in fiscal year	(5,116,500)	(2,046,600)	(5,514,715)	(2,889,273)	(4,276,117)	(2,602,345)
+	Year-end fair value of outstanding and unvested awards granted in fiscal year	4,897,125	1,958,850	4,434,325	1,785,310	996,562	692,192
+	Change in fair value of outstanding and unvested awards granted in prior fiscal years	4,095,809	594,111	(1,249,091)	(228,207)	(4,431,879)	(755,897)
+	Change in fair value as of vesting date of awards granted in prior years that vested in fiscal year	(881,089)	(154,323)	1,984,202	327,482	(5,164,119)	(1,391,513)
+	Fair value as of vesting date of awards granted and vested in fiscal year	1,312,875	525,150	—	553,356	286,315	260,625
-	Fair value as of prior fiscal year-end of awards granted in prior years that were forfeited in fiscal year	—	—	—	—	—	(159,431)
Compensation Actually Paid		$9,793,002	$3,260,067	$5,615,764	$2,846,251	$(8,154,225)	$(766,685)

The table above reconciles Summary Compensation Table pay to Compensation Actually Paid in accordance with the required methodology from Item 402(v) of Regulation S-K, meaning that outstanding awards have been valued prior to vesting based on fair values. The change in fair values of RSUs across measurement dates is attributable to the change in stock prices. The change in the fair values of stock options is measured using a Black-Scholes model and is driven by changes in stock price and the expected life of the stock options as well as the prevailing stock price volatility, risk-free rate, and dividend yield at the measurement date.

The change in the fair values of the PRSUs reflects our projected payout factors relative to the performance metric and stock price as at fiscal year-end.

Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” our compensation programs are designed to drive and reward performance and further align the compensation of our executive officers with the long-term interests of our stockholders. As required by Item 402(v) of Regulation S-K, the following is a list of performance measures, which in our assessment represents the most important performance measures used by us to link compensation actually paid to our named executive officers for 2022:

•	Adjusted EBITDA

•	GAAP Revenue

•	Dollar-based Retention Rate

•	Net New / Total DOS Subscription Clients

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Description of Relationships Between Information Presented
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

$12
$10
$8
$6
$4
$2
$-
$(2)
$(4)
$(6)
$(8)
$(10)
Compensation Actually Paid ($ millions)
$140
$120
$100
$80
$60
$40
$20
$-
Cumulative TSR
(value of initial $100 investment)
$130
$125
$125
$114
$100
$31
2020
2021
2022
CEO
Non-CEO NEO
TSR (HCAT)
TSR (Peer)

We believe the Pay versus Performance Table shows the alignment between compensation actually paid to the named executive officers and our performance, consistent with our compensation philosophy. Specifically, a significant portion of target named executive officer pay opportunity is tied to our stock performance. Accordingly, the compensation actually paid to the named executive officers for the past three fiscal years presented in the Pay versus Performance table was generally aligned with our TSR performance, increasing when our TSR performance increased and declining when our TSR performance declined.

Compensation Actually Paid and Net Loss

Compensation Actually Paid ($ millions)
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
$(2.0)
$(4.0)
$(6.0)
$(8.0)
$(10.0)
Net Loss ($ millions)
$-
$(20.0)
$(40.0)
$(60.0)
$(80.0)
$(100.0)
$(120.0)
$(140.0)
$(160.0)
$(180.0)
$(115.0)
$(153.2)
$(137.4)
2020
2021
2022
CEO
Non-CEO NEO
Net Loss

Net loss is not currently a financial performance measure that we use in the compensation program design for our named executive officers. Accordingly, there is not a direct relationship between the compensation actually paid to our named executive officers and net loss.
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Compensation Actually Paid and Adjusted EBITDA

$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
$(2.0)
$(4.0)
$(6.0)
$(8.0)
$(10.0)
Compensation Actually Paid ($ millions)
$-
$(5.0)
$(10.0)
$(15.0)
$(20.0)
$(25.0)
Adjusted EBITDA ($ millions)
$(21.3)
$(11.2)
$(2.5)
2020
2021
2022
CEO
Non-CEO NEO
Adjusted EBITDA

Adjusted EBITDA is an important financial performance measure that we use in the compensation program design for our named executive officers, including the main metric used in determining the fiscal year 2022 cash bonus. However, during the fiscal years presented in the Pay versus Performance Table there is minimal correlation between compensation actually paid to named executive officers and our Adjusted EBITDA performance primarily due to a significantly larger portion of the target named executive officer pay opportunity being tied to our stock performance. Looking ahead to fiscal year 2023, we expect more alignment between Adjusted EBITDA performance and the compensation actually paid to named executive officers as Adjusted EBITDA will still be a key metric in determining the cash bonus achievement for our named executive officers.
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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 regarding shares of common stock that may be issued under our equity compensation plans consisting of the 2011 Plan, the 2019 Plan, and the 2019 Employee Stock Purchase Plan (the “2019 ESPP”):

	Equity Compensation Plan Information
Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Referenced in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1):	5,575,629	(2)	$11.51	(3)	3,811,811	(4)
Equity compensation plans not approved by security holders:	N/A		N/A		N/A
Total	5,575,629		$11.51		3,811,811

(1)
Includes the 2011 Plan, the 2019 Plan, and the 2019 ESPP. The 2019 Plan provides that the number of shares reserved and available for issuance under the 2019 Plan will automatically increase each January 1, beginning on January 1, 2020, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. The 2019 ESPP provides that the number of shares reserved and available for issuance under the 2019 ESPP will automatically increase each January 1, beginning on January 1, 2020, by the lesser of 750,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by the ESPP Administrator. As of December 31, 2022, a total of 2,479,622 shares of our common stock had been reserved for issuance pursuant to the 2019 Plan, which number excludes the 2,788,247 shares that were added to the 2019 Plan as a result of the automatic annual increase on January 1, 2023. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2019 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2019 Plan (provided, that any such shares of common stock will first be converted into shares of common stock). The company no longer makes grants under the 2011 Plan. As of December 31, 2022, a total of 1,332,189 shares of our common stock had been reserved for issuance pursuant to the 2019 ESPP, which number excludes the 557,649 shares that were added to the 2019 ESPP as a result of the automatic annual increase on January 1, 2023. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization.

(2)
Includes 1,748,306 shares of common stock issuable upon the exercise of outstanding options, 3,292,943 shares of common stock issuable upon the vesting and settlement of RSUs, and 534,380 shares of common stock issuable upon the vesting and settlement of PRSUs.

(3)	As RSUs and PRSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(4)	As of December 31, 2022, there were 2,479,622 shares of common stock available for grant under the 2019 Plan and 1,332,189 shares of common stock available for grant under the 2019 ESPP.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2023, for:
•each of our named executive officers for fiscal 2022;
•each of our directors;
•all of our directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 56,257,248 shares of our common stock outstanding on March 31, 2023. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2023 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, Utah 84095.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
Entities affiliated with The Vanguard Group(1)	6,069,528	10.8%
Entities affiliated with Blackrock(2)	4,832,348	8.6%
Directors and Named Executive Officers:
Duncan Gallagher(3)	71,228	*
John A. Kane(4)	81,167	*
Julie Larson-Green(5)	15,113	*
Anita V. Pramoda(6)	3,285	*
S. Dawn Smith(7)	15,113	*
Mark B. Templeton(8)	7,641	*
Daniel Burton(9)	890,712	1.6%
Bryan Hunt(10)	64,702	*
Paul Horstmeier(11)	184,228	*
Kevin Freeman(12)	23,344	*
Daniel Orenstein(13)	122,613	*
All directors and executive officers as a group (13 persons)(14)	1,543,552	2.7%
_________________
*    Represents beneficial ownership of less than 1%.
(1)    Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 9, 2023. Of the shares of common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 5,984,378 shares, shared dispositive power with respect to 85,150 shares, and shared voting power with respect to 38,056 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
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(2) Based on information reported by Blackrock, Inc. on Schedule 13G filed with the SEC on January 25, 2023. Of the shares of common stock beneficially owned, Blackrock, Inc. reported that it has sole dispositive power with respect to all shares and sole voting power with respect to 4,641,988 shares. Blackrock, Inc. listed its address as 55 East 52nd Street, New York, NY 10055.
(3)    Consists of (a) 8,728 shares of common stock and (b) 62,500 shares of common stock underlying options exercisable within 60 days of March 31, 2023.
(4)    Consists of (a) 75,958 shares of common stock and (b) 5,209 shares of common stock underlying options exercisable within 60 days of March 31, 2023.
(5)    Consists of 15,113 shares of common stock.
(6)    Consists of 3,285 shares of common stock
(7)    Consists of 15,113 shares of common stock.
(8)    Consists of 7,641 shares of common stock.
(9)    Consists of (a) 702,111 shares of common stock and (b) 188,601 shares of common stock underlying options exercisable within 60 days of March 31, 2023.
(10)    Consists of (a) 45,603 shares of common stock and (b) 19,099 shares of common stock underlying options exercisable within 60 days of March 31, 2023.
(11) Consists of (a) 89,564 shares of common stock and (b) 94,664 shares of common stock underlying options exercisable within 60 days of March 31, 2023.
(12)    Consists of 23,344 shares of common stock.
(13)    Consists of (a) 47,160 shares of common stock and (b) 75,453 shares of common stock underlying options exercisable within 60 days of March 31, 2023.
(14)    The directors and executive officers as a group includes the aggregate shares of common stock beneficially owned by the directors and executive officers of the company as of March 31, 2023, which consists of (a) 1,059,510 shares of common stock and (b) 484,042 shares of common stock underlying options exercisable within 60 days of March 31, 2023.

As previously disclosed, Benjamin Landry will assume the role of General Counsel and Corporate Secretary, effective May 1, 2023, after Dan Orenstein steps down from these positions effective April 30, 2023, and Anne Marie Bickmore assumed the role of Chief Operating Officer and Chief Product Officer, effective April 3, 2023. Mr. Horstmeier also stepped down from his position as Chief Operating Officer, effective March 31, 2023, due to being called by the leadership of the Church of Jesus Christ of Latter-Day Saints to serve for three years as Mission President. In addition, as previously announced, our board has appointed Matthew Kolb to be a Class I director, effective July 1, 2023.
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, and indemnification arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Employment Arrangements

Jeffrey Selander, the brother-in-law of Daniel Burton, is a non-executive employee, currently serving as Senior Vice President, and has served with us since September 2011. Mr. Selander’s total compensation for the fiscal year ended December 31, 2022 was $985,107, including RSU grants with an aggregate grant date fair value of $543,800 and PRSUs with an aggregate grant date fair value based on the initial estimate of performance achievement of $124,655. Neither Thomas Burton nor Jeffrey Selander lives in the same household as Daniel Burton.

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements with our named executive officers, see the section titled “Executive Compensation—Narrative to Summary Compensation Table—Executive employment arrangements.”
Stock Option Grants to Directors and Executive Officers
We have granted stock options to certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers see the section titled “Management—Non-Employee Director Compensation” and “Executive Compensation.”
Other Transactions
Other than as described above, since January 1, 2022, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arms-length dealings with unrelated third parties.

Limitation of Liability and Indemnification of Directors and Officers

We have adopted an amended and restated certificate of incorporation, which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.
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Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law (“DGCL”) is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, we have adopted amended and restated bylaws, which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, our bylaws, and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Related Party Transaction Policy

Our board of directors has adopted a formal policy by which our audit committee has the primary responsibility for reviewing and approving related person transactions. A related person transaction is a transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were, or will be participants and in which the amount involved exceeds $120,000. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration, and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction, and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer, and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director, or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

All of the specific transactions described above were entered into prior to the adoption of the written policy, but all were approved by our board of directors considering similar factors to those described above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the Nasdaq. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

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Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2022, we are not aware of any late Section 16(a) filings, except for one late report on Form 4 for Mr. Burton and two late reports on Form 4 for Ms. Llewelyn, each due to an inadvertent administrative error.
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ADDITIONAL INFORMATION
Our board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

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APPENDIX ANON-GAAP FINANCIAL MEASURE INFORMATION

Set forth below in this Appendix A is important information about Adjusted EBITDA, Adjusted net loss, and Adjusted net loss per share, each a non-GAAP financial measure, discussed in the Proxy Statement.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we define as net loss adjusted for (i) interest and other (income) expense, net, (ii) income tax provision (benefit), (iii) depreciation and amortization, (iv) stock-based compensation, (v) acquisition-related costs, net, including the fair change in value of contingent consideration liabilities for potential earn-out payments, (vi) restructuring costs, and (vii) non-recurring lease-related charges. We view acquisition-related expenses when applicable, such as transaction costs and changes in the fair value of contingent consideration liabilities that are directly related to business combinations as costs that are unpredictable, dependent upon factors outside of our control, and are not necessarily reflective of operational performance during a period. We believe Adjusted EBITDA provides investors with useful information on period-to-period performance as evaluated by management and a comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. The following is a reconciliation of our net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA, for the three and twelve months ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net loss	$(35,782)	$(48,992)	$(137,403)	$(153,210)
Add:
Interest and other (income) expense, net	(1,022)	4,376	1,678	16,458
Income tax provision (benefit)	59	(149)	(4,280)	(6,898)
Depreciation and amortization	11,664	10,924	48,297	37,528
Stock-based compensation	18,748	16,421	72,104	65,145
Acquisition-related costs, net(1)	1,706	11,142	4,894	27,929
Restructuring cost(2)	3,926	—	8,425	—
Non-recurring lease-related charges(3)	98	—	3,798	1,800
Adjusted EBITDA	$(603)	$(6,278)	$(2,487)	$(11,248)
__________________
(1)Acquisition-related costs, net includes third-party fees associated with due diligence, deferred retention expenses, post-acquisition restructuring costs incurred as part of business combinations, and changes in fair value of contingent consideration liabilities for potential earn-out payments.
(2)Restructuring costs include severance and other team member costs from workforce reductions, impairment of discontinued capitalized software projects, and other miscellaneous charges.
(3)Includes the lease-related impairment charge for the subleased portion of our corporate headquarters.

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Adjusted Net Loss and Adjusted Net Loss Per Share

Adjusted net loss is a non-GAAP financial measure that we define as net loss adjusted for (i) stock-based compensation, (ii) amortization of acquired intangibles, (iii) acquisition-related costs, net, including the deferred tax valuation allowance release from acquisitions, (iv) restructuring costs, (v) non-recurring lease-related charges, and (vi) non-cash interest expense related to our convertible senior notes. We believe Adjusted net loss provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Numerator:	(in thousands, except share and per share amounts)
Net loss	$(35,782)	$(48,992)	$(137,403)	$(153,210)
Add:
Stock-based compensation	18,748	16,421	72,104	65,145
Amortization of acquired intangibles	8,464	8,924	37,188	32,016
Acquisition-related costs, net(1)	1,706	10,828	361	20,787
Restructuring costs(2)	3,926	—	8,425	—
Non-recurring lease-related charges(3)	98	—	3,798	1,800
Non-cash interest expense related to convertible senior notes	376	3,105	1,500	11,948
Adjusted Net Loss	$(2,464)	$(9,714)	$(14,027)	$(21,514)
Denominator:
Weighted-average number of shares used in calculating net loss per share, basic and diluted	54,496,128	52,116,604	53,721,702	47,494,768
Adjusted net loss per share, basic and diluted	$(0.05)	$(0.19)	$(0.26)	$(0.45)
______________
(1)Acquisition-related costs, net includes third-party fees associated with due diligence, deferred retention expenses, post-acquisition restructuring costs incurred as part of business combinations, changes in fair value of contingent consideration liabilities for potential earn-out payments, and the deferred tax valuation allowance release from acquisitions.
(2)Restructuring costs include severance and other team member costs from workforce reductions, impairment of discontinued capitalized software projects, and other miscellaneous charges.
(3)Includes the lease-related impairment charge for the subleased portion of our corporate headquarters.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V11531-P91709

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEALTH CATALYST, INC.

The Board of Directors recommends you vote FOR the following proposal:

	For All	Withhold All	For All Except
1. Election of two Class I Directors for a term of three years until the 2026 annual meeting of the stockholders or until their successors are duly elected and qualified, subject to their earlier removal or resignation:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Anita V. Pramoda
02) S. Dawn Smith

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Health Catalyst, Inc. for its fiscal year ending December 31, 2023.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: The proxies are authorized to transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date